Exhibit 4.6

EXECUTION VERSION

CREDIT AGREEMENT

by and among

SUPERCOM INC.,
as Borrower,

SUPERCOM LTD.,

as Parent,

SUPERCOM IP LLC,

as SPE Guarantor,

and

DBFIP SCL LLC,

as Lender

September 6, 2018

i

SCHEDULES
Schedule 1.1(a):	Alvarion Patents
Schedule 1.1(b):	Collateral
Schedule 1.1(c):	Permitted Indebtedness
Schedule 1.1(d):	Permitted Investments
Schedule 1.1(e):	Permitted Liens
Schedule 1.1(f):	Non-Assigned Patents
Schedule 6.03:	Governmental Authorization; Other Consents
Schedule 6.05:	Financial Statements; No Material Adverse Effect

Schedule 6.06:	Litigation
Schedule 6.13:	Subsidiaries; Equity Interests
Schedule 6.17:	Intellectual Property
Schedule 6.20:	Business Locations; Taxpayer Identification Number
Schedule 7.16:	Post-Closing Obligations

EXHIBITS
Exhibit A:	Compliance Certificate
Exhibit B:	Guaranty
Exhibit C:	Patent Assignment Agreement
Exhibit D:	Patent License Agreement (Fortress)
Exhibit E:	Patent License Agreement (Loan Parties)
Exhibit F:	Perfection Certificate
Exhibit G:	Warrant
Exhibit H:	[Intentionally Omitted]
Exhibit I:	Security Agreement
Exhibit J:	Conduct of Business Provisions
Exhibit K:	Initial Term Loan Request
Exhibit L:	Delayed Draw Term Loan Request
Exhibit M:	Alvarion Valuation
Exhibit N-1:	Form of U.S. Tax Compliance Certificate
Exhibit N-2:	Form of U.S. Tax Compliance Certificate
Exhibit N-3:	Form of U.S. Tax Compliance Certificate
Exhibit N-4:	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) entered into as of September 6, 2018, among DBFIP SCL LLC, a Delaware limited liability company (“Lender”), SUPERCOM INC., a Delaware corporation (“Borrower”), SuperCom Ltd., an Israeli company (“Parent”) and SUPERCOM IP LLC, a Nevada limited liability company (“SPE Guarantor”).

WITNESSETH

WHEREAS, (i) on the Closing Date, Borrower has requested that Lender extend credit in the form of the Initial Term Loan (as defined herein) in an aggregate principal amount of $10,000,000 and (ii) on each Increased Amount Date (as defined herein), Borrower may request that Lender extend credit in the form of an Incremental Term Loan (as defined herein) in an aggregate additional principal amount of up to $10,000,000, in each case upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual agreements and subject to the terms and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.   DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.                       Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“II-A Funded Know-How” means Intellectual Property that was developed with the support of, or from grants, incentives (including tax incentives) or subsidies from, the Israeli National Authority for Technological Innovation (formerly known as the Office of the Chief Scientist of the Israeli Ministry of the Economy) or any successor Governmental Authority.

“Affiliate” means, as applied to any Person (the “Specified Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise.

“Alvarion Patents” means those Patents set forth on Schedule 1.1(a).

“Alvarion Patent Dispositions” means any Transfer by Borrower of any Alvarion Patent so long as: (a) the consideration received by Borrower in respect of the Alvarion Patent(s) being transferred is no less than 50% of the value attributed to such Alvarion Patent(s) in the Alvarion Valuation; and (b) 80% of the consideration received by the Borrower in respect of such Alvarion Patent(s) is paid in cash by the buyer.

“Alvarion Valuation” means that certain third-party valuation of the Alvarion Patents in form and substance acceptable to the Lender and attached hereto as Exhibit M.

“Agreement” is defined in the preamble.

“Applicable Margin” means(a) with respect to Term Loans that are LIBO Rate Loans, (i) from the Closing Date until (A) the date of delivery of the Compliance Certificate and the financial statements for the period ending December 31, 2018 or (ii) the date of the first Adjustment Event (as defined below), a percentage, per annum, equal to 8.00%; and (B) thereafter, a percentage, per annum, determined by reference to the EBITDA Leverage Ratio in effect from time to time as set forth below:

EBITDA Leverage Ratio	Applicable Margin
Greater than or equal to 2.50:1.00	8.00%
Less than2.50:1.00	7.00%

and (b) with respect to Term Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for LIBO Rate Loans as set forth in clause (a)(i) or (b)(i) above, as applicable, minus (b) 1.00% per annum. With respect to changes in the Applicable Margin resulting from the delivery of the applicable financial statements, no change in the Applicable Margin shall be effective until three Business Days after the date on which Lender shall have received the applicable financial statements and a Compliance Certificate calculating the EBITDA Leverage Ratio pursuant to Section 7.03(b). With respect to changes in the Applicable Margin arising from changes in the EBITDA Leverage Ratio due to the Borrower’s payment of the Term Loans or additional borrowings hereunder (including prior to the initial delivery of financial statements pursuant to Section 7.02(b) after the Closing Date), any such change shall be effective one Business Day following the effective date of any applicable Term Loan Request with respect to any borrowing and/or delivery of any Compliance Certificate in connection with any payment of the Term Loans, and such Term Loan Request or Compliance Certificate, as applicable, shall include a calculation of the EBITDA Leverage Ratio at such time (each, an “Adjustment Event”). At any time Borrower has not submitted to Lender the applicable information as and when required under Section 7.03(b) or the Term Loan Request or the Compliance Certificate, as applicable, the Applicable Margin shall be determined as if the Leverage Ratio were greater than or equal to 2.50:1.00. Without limitation of any other provision of this Agreement or any other remedy available to Lender contained in any Compliance Certificate delivered pursuant to Section 7.03(b)or the calculation of the EBITDA Leverage Ratio as set forth in the Funding Notice or Compliance Certificate, as applicable, delivered in connection with an Adjustment Event shall be incorrect in any manner and Borrower or any other Loan Party shall deliver to Lender corrected financial statements or other corrected information in a Funding Notice or Compliance Certificate (or otherwise), Lender may recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information, and, upon written notice thereof to Borrower, the Term Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question.

“Applicable Prepayment Premium” means as of any date of determination an amount equal to (A) during the period from and after the Closing Date up to and including the date that is the first anniversary of the Closing Date, 4.0% times the principal balance of the Obligations prepaid on such date, (B) during the period from and after the date that is the first day after the first anniversary of the Closing Date up to and including the date that is the second anniversary of the Closing Date, 2.5% times the amount of the principal balance of the Obligations prepaid on such date, and (C) during the period from and after the date that is the first day after the second anniversary of the Closing Date until the date that is the day immediately preceding the Maturity Date, 1.5% times the amount of the principal balance of the Obligations prepaid on such date.

“Asset Disposition” means any Transfer of the type described in Section 8.01(b)(iv) or (vii) or any other Transfer not permitted hereunder.

“Assigned Patent Rights” means all of the following, whether now owned or hereafter acquired or arising:

(a)                all Assigned Patents;

(b)                all patents and patent applications: (i) to which any of the Assigned Patents directly or indirectly claims priority; or (ii) for which any of the Assigned Patents directly or indirectly forms a basis for priority;

(c)                all reissues, reexaminations, extensions, renewals, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisionals of any item in any of the foregoing categories (a) and (b);

(d)                all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing categories (a) through (c), including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;

(e)                all items in any of the foregoing in categories (b) through (d), whether or not expressly listed on Schedule 6.17 and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;

(f)                 inventions, invention disclosures, and discoveries described in any of the Assigned Patents or any item in the foregoing categories (b) through (e) that: (i) are included in any claim in the Assigned Patents or any item in the foregoing categories (b) through (e); (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Assigned Patents or any item in the foregoing categories (b) through (e); or (iii) could have been included as a claim in any of the Assigned Patents or any item in the foregoing categories (b) through (e);

(g)                all rights to apply in any or all countries of the world for Patents or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (f), including under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

(h)                all Assigned Trade Secrets;

(i)                 all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Assigned Patents or Assigned Trade Secrets or any item in any of the foregoing categories (b) through (g), including all causes of action and other enforcement rights for (i) damages; (ii) injunctive relief, and (iii) any other remedies of any kind for past, current, and future infringement, misappropriation or other violation; and

(j)                 all rights to collect income, royalties, damages and other payments due or payable under or with respect to any of the Assigned Patents or Assigned Trade Secrets or any item in any of the foregoing categories (b) through (h).

“Assigned Patents” means all Patents (a) issued to, or for which applications are pending in the name of, Parent or any Subsidiary, and assigned to SPE Guarantor in accordance with the Patent Assignment Agreement, including the Patents listed on Schedule 6.17 or (b) that are hereafter acquired by, or filed in the name of, Parent, Borrower or any Material Subsidiary, including Patents that are the subject of Section 7.18, but in each case excluding the Alvarion Patents.

“Assigned Trade Secrets” means all Trade Secrets (a) owned by Parent or any Subsidiary and assigned to Borrower in accordance with the Patent Assignment Agreement or (b) that are hereafter acquired by Parent or any Material Subsidiary that are the subject of Section 7.18.

“Audited Financial Statements” is defined in Section 7.02(a).

“Base Rate” means for any day (a) the Applicable Margin plus (b) the greatest of (i) the Federal Funds Effective Rate, (ii) the Prime Rate, (iii) the sum of LIBO Rate in effect immediately prior to the LIBO Rate becoming unavailable plus 1.00% and (iv) 2.00%.

“Base Rate Loan” means a Term Loan at any time which it bears interest at or by reference to the Base Rate in accordance with the term hereof.

“Borrower” is defined in the preamble.

“Business Combination” means the merger, combination or consolidation of Parent or any of its Subsidiaries with or into any Person or the sale of all or substantially all of the assets, stock or other evidence of beneficial ownership of Parent.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks are authorized to close under the Laws of the State of New York.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person, as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CB&T Loan” means that certain commercial loan account, number 140-07101-0722340-3001, in the name of Leader in Community Alternatives Incorporated and owing to California Bank and Trust.

“CFC” means any Person that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of (a) Sigma Wave Ltd. shall cease to beneficially own and control at least 5% on a fully diluted basis of the economic and voting Equity Interests of Parent, (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sigma Wave Ltd. (i) shall have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent, (c) Sigma Wave Ltd. shall cease to hold a number of the board seats representing at least 25% of the total number of board members of the board of directors of the Parent, (d) Parent shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower, (d) the Parent sells or transfers all or any substantial portion of its assets to another Person (other than a Subsidiary who assumes the Obligations), (e) Borrower ceases to own at least 99.8% of the Equity Interests of SPE Guarantor, (f) the majority of the occupied seats on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (i) were members of the board of directors of Parent on the Closing Date, or (ii) were nominated for election by the board of directors of Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or (g) the occurrence of any event, transaction or circumstance, the result of which is that the role of Chief Executive Officer of the Parent and the Borrower is held by any person other than Ordan Trabelsi or Arie Trabelsi, unless an interim or permanent successor reasonably acceptable to Lender is immediately appointed.

“Closing Date” means September 6, 2018.

“Code” means the means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (a) all of the Collateral as defined on Schedule 1.1(b); (b) all products, proceeds, rents and profits of the foregoing; (c) all of each Loan Party’s books and records related to any of the foregoing; and (d) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which any Loan Party now has or hereafter acquires any rights.

“Common Stock” means the common stock, $0.00 par value per share, of the Parent as constituted on the date hereof and any capital stock into which such common stock shall be exchanged or any capital stock resulting from any reclassification of such common stock.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit A.

“Conduct of Business Provisions” is defined in Section 3.01(a)(vi).

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Parent and its Subsidiaries on a consolidated basis equal to (i)  the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense paid in cash, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) plus (g) transaction and transition costs and expenses in connection with Permitted Acquisitions in an amount not to exceed $250,000 in any trailing twelve month period, minus (ii) the sum, without duplication of the amounts for such period of (a) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (b) interest income.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Parent and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Parent and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Hedging Contracts.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Parent and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Parent and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Parent and its Subsidiaries on a consolidated basis equal to: (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Adjusted EBITDA, plus (ii) interest income, plus (iii) other non-ordinary course income (excluding any gains or losses attributable to Asset Dispositions), plus (iv) the Consolidated Working Capital Adjustment, minus (b) the sum, without duplication, of the amounts for such period of (i) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of revolving loans except to the extent the related revolving commitments are permanently reduced in connection with such repayments), plus (ii) Consolidated Capital Expenditures (net of any proceeds of (x) Net Cash Proceeds of Asset Dispositions to the extent reinvested in accordance with Section 2.01(e)(i)(2), (y) Net Cash Proceeds of insurance or condemnation awards to the extent reinvested in accordance with Section 2.01(e)(i)(2), and (z) any proceeds of related financings with respect to such expenditures), plus (iii) Consolidated Cash Interest Expense, plus (iv) provisions for current taxes based on income of Parent and its Subsidiaries and payable in cash with respect to such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedging Contracts, but excluding, however, any amounts referred to in Section 2.01(g) payable on or before the Closing Date.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of (i) the income (or loss) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, plus (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries, plus (iii) the income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iv) any gains or losses attributable to Asset Dispositions or returned surplus assets of any Pension Plan, plus (v) to the extent not included in clauses (i) through (iv) above, any net extraordinary gains or net extraordinary losses.

“Consolidated Revenue” means, for any Fiscal Quarter an amount equal to the gross revenue of Company and its Subsidiaries on a consolidated basis for the Fiscal Quarter then ending net of the sum of (i) any discounts, credits or offsets offered to any customer plus (ii) accounts receivable written-off as a bad debt expense in the Company reported quarterly financial statements.

“Consolidated Total Assets” means, as at any date of determination, the total assets of Parent and its Subsidiaries on a consolidated basis calculated in accordance with GAAP.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“control” means “control” as achieved under Section 9-104 of the UCC.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise (including all copyrights in software), (b) all registrations and applications for registration of copyright in the United States or any other country, including registrations, renewals and pending applications for registration, (c) all income, royalties, damages and other payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement or other violation thereof.

“Debtor Relief Law” means (i) the Bankruptcy Code of the United States, and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, rehabilitation or similar debtor relief Laws of the United States, the State of Israel or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including under the Israeli Insolvency and Rehabilitation Law, 2018).

“Debt Service” means, for any period, the sum of (i) Consolidated Interest Expense of Parent and its Subsidiaries paid in cash plus (ii) scheduled payments of principal on Consolidated Total Debt, in each case, during such period.

“Debt Service Coverage Ratio” means the ratio, as of the last day of (a) the first fiscal quarter of Parent and its Subsidiaries ending after the Closing Date, of (i) the sum of (x) Consolidated Adjusted EBITDA for such fiscal quarter plus (y) Unrestricted Cash-on-Hand as of the last day of such fiscal quarter to (ii) Debt Service for such fiscal quarter, (b) the second fiscal quarter of Parent and its Subsidiaries ending after the Closing Date, of (i) the sum of (x) Consolidated Adjusted EBITDA for the two-fiscal quarter period ending on such date plus (y) Unrestricted Cash-on-Hand as of the last day of such two-fiscal quarter period to (ii) Debt Service for such two-fiscal quarter period, (c) the third fiscal quarter of Parent and its Subsidiaries ending after the Closing Date, of (i) the sum of (x) Consolidated Adjusted EBITDA for the three-fiscal quarter period ending on such date plus (y) Unrestricted Cash-on-Hand as of the last day of such three-fiscal quarter period to (ii) Debt Service for such three-fiscal quarter period and (d) any other fiscal quarter of Parent and its Subsidiaries, of (a) the sum of (x) Consolidated Adjusted EBITDA for the four-fiscal quarter period ending on such date plus (y) Unrestricted Cash-on-Hand as of the last day of such four-fiscal quarter period to (b) Debt Service for such four-fiscal quarter period.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, the making of a determination or any combination of the foregoing, would be an Event of Default.

“Default Rate” means an interest rate which is 4% per annum in excess of the interest rate otherwise payable hereunder for LIBO Rate Loans.

“Delayed Draw Structuring Fee” is defined in Section 2.01(g)(ii).

“Delayed Draw Term Loan” as defined in Section 2.01(a)(ii).

“Delayed Draw Term Loan Funding Date” means the date upon which all of the conditions set forth in Section 3.02 have been satisfied or waived in writing by the Lender.

“Delayed Draw Term Loan Note” means a promissory note made by Borrower in favor of Lender evidencing a Delayed Draw Term Loan in form and substance reasonably acceptable to Lender.

“Delayed Draw Term Loan Request” means a written request for a Delayed Draw Term Loan substantially in the form of Exhibit L.

“Deposit Account” means a “deposit account” as defined in the UCC.

“Designated Jurisdiction” is defined in Section 6.22.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any cash dividends, (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 365 days after the Maturity Date at such time of then outstanding Term Loans or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Permitted Indebtedness; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such entity in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars,” “dollars” or use of the sign means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“EBITDA Leverage Ratio” means the ratio as of the last day of (a) the first fiscal quarter ending after the Closing Date of (i) the aggregate outstanding principal amount of the Term Loans as of such day, to (ii) Consolidated Adjusted EBITDA for the three-fiscal quarter period ending on such date multiplied by 4/3 and (b) for each fiscal quarter thereafter of (i) the aggregate outstanding principal amount of the Term Loans as of such day, to (ii) Consolidated Adjusted EBITDA for the four-fiscal quarter period ending on such date.

“Early Termination Liability Proceeds” means the aggregate cash proceeds received by Parent or any of its Subsidiaries in connection with the termination by a customer of such Person of any contract to which such customer is a party prior to the scheduled expiration or termination date of such contract, whether in the form of an early termination fee, penalty, make-whole payment or otherwise, net of the reasonable direct, out-of-pocket, costs, expenses and fees relating to such termination.

“End of Term Fee Event” has the meaning set forth in Section 2.01(f)(i).

“End of Term Fee” means (a) in the event that the Obligations are paid in full on or prior to the date that is the two-year anniversary of the Closing Date, an end of term fee equal to [●]% of the sum of (i) the aggregate initial drawn principal amount of the Initial Term Loan plus (ii) the aggregate initial drawn principal amount of the Delayed Draw Term Loan plus (iii) the aggregate initial drawn principal amount of any Incremental Term Loans and (b) thereafter, an end of term fee equal to [●]% of the sum of (i) the aggregate initial drawn principal amount of the Initial Term Loan, plus (ii) the aggregate initial drawn principal amount of the Delayed Draw Term Loan plus (iii) the aggregate drawn principal amount of any Incremental Term Loans.

“Environmental Laws” means any and all current or future Laws, or any other requirements of Governmental Authorities relating to (a) environmental matters, or (b) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Parent or any of its Subsidiaries or any facility owned, leased or operated by Parent or any of its Subsidiaries.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent or the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Parent, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent, the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title W of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent, the Borrower or any ERISA Affiliate.

“Event of Default” is defined in Section 9.01.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender (including any successor to Lender or to the rights of Lender under this Agreement) as a result of Lender designating a new lending office or assigning its interests or rights under this Agreement, except, in each case, to the extent Lender was entitled, as the time of designation or assignment became effective, to receive additional amounts under Section 2.03; (c) Taxes attributable to Lender’s failure to comply with Section 2.03(e): and (d) any U.S. federal withholding Taxes imposed under the Foreign Account Tax Compliance Act (“FACTA”) as a result of Lender not being in compliance with FACTA or Lender failing to provide Borrower with all forms reasonably requested by Borrower establishing an exemption from U.S. federal withholding Taxes imposed under FACTA. Notwithstanding the above, in no event shall any Taxes imposed on any payments made by the Israeli Loan Parties under the Loan Documents be ‘Excluded Taxes’ for the purposes of this definition.

“Executive Order” is defined in Section 6.22.

“Export Control Regulations” means the Export Administration Act, the Arms Export Control Act, the Export Administration Regulations and the International Traffic in Arms Regulations, the Israeli Import and Export Order (Control of Dual-Use Goods, Services and Technology), 2006, the Israeli Defense Export Control Law, 2007, each as amended from time to time, and any similar law or regulation applicable to the operations or activities of Parent or any Subsidiary in any jurisdiction.

“FACTA” is defined in the definition of “Excluded Taxes”.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977 (as amended from time to time).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to JPMorgan Chase Bank, N.A. or any other financial institution selected by Lender on such day on such transactions as determined by Lender.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any Person that executes and delivers a Guaranty, or becomes a party to a Guaranty by joinder or otherwise.

“Guaranty” means a Guaranty and Suretyship Agreement by Parent and the other Guarantors substantially in the form attached hereto as Exhibit B individually or collectively, as the case may be.

“Hazardous Materials” means all flammable explosives, radioactive materials, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Contract” means any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations, whether or not pursuant to any master agreement.

“Historical Financial Statements” means, as of the Closing Date, (a) the audited financial statements of Parent and its Subsidiaries, for the fiscal years ended December 31, 2017, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal year, and (b) for the interim period from January 1, 2018, to the Closing Date, internally prepared, unaudited financial statements of Parent and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for each quarterly period completed prior to 45 days before the Closing Date and for each monthly period completed prior to 45 days prior to the Closing Date, in the case of clauses (a) and (b), certified by the chief financial officer of Parent (solely in his or her capacity as an officer and not individually) and that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Increased Amount Date” is defined in Section 2.05(a).

“Incremental Structuring Fee” is defined in Section 2.01(g)(iii).

“Incremental Term Loan Request” is defined in Section 2.05(a).

“Incremental Term Loans” is defined in Section 2.05(a).

“Indebtedness” means, as applied to any Person, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business for which payment is due and is made within 90 days or less), (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured has been assumed by that Person or is nonrecourse to the credit of that Person, (f) obligations in respect of letters of credit, (g) obligations under Hedging Contracts (the amount of which shall be determined by reference to the termination cost on the date of determination), (h) Disqualified Equity Interests and (i) guarantees of, or similar obligations with respect to, any of the foregoing of any other Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 13.02(b).

“Initial Structuring Fee” is defined in Section 2.01(g)(i).

“Initial Term Loan” as defined in Section 2.01(a)(i).

“Initial Term Loan Request” means a written request for the Initial Term Loan substantially in the form of Exhibit K.

“Initial Term Loan Note” means a promissory note made by Borrower in favor of Lender evidencing an Initial Term Loan in form and substance reasonably acceptable to Lender.

“Insolvency Proceeding” means any proceeding under any Debtor Relief Law.

“Intellectual Property” means all Copyrights, Patents, Trademarks and Trade Secrets.

“Interest Period” means any period commencing on the 1st day of a calendar month and ending on the 1st day of the following month; provided that the first Interest Period shall be from the Closing Date to October 1, 2018.

“Inventory” is all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Loan Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including Equity Interests and other securities), and any loan, advance or capital contribution to any Person.

“IRS” means the United States Internal Revenue Service.

“Israeli IP Fixed Charge” means, collectively, (i) the fixed charge over Israeli intellectual property dated as of the Delayed Draw Term Loan Funding Date made by Parent in favor of Lender, in form and substance satisfactory to the Lender, (ii) the fixed charge over Israeli intellectual property dated as of the Delayed Draw Term Loan Funding Date made by Safend Ltd. in favor of Lender, in form and substance satisfactory to the Lender and (iii) the fixed charge over Israeli intellectual property dated as of the Delayed Draw Term Loan Funding Date made by Alvarion Technologies Ltd. in favor of Lender, in form and substance satisfactory to the Lender.

“Israeli Floating Charge” means each Israeli security agreement/debenture, dated as of the Delayed Draw Term Loan Funding Date, in relation to a floating charge over all assets of the Parent and each Israeli Subsidiary dated as of the date hereof granted by Parent and each Israeli Subsidiary in favor of the Lender, in form and substance satisfactory to the Lender.

“Israeli Security Documents” means, collectively, each Israeli IP Fixed Charge, each Israeli Floating Charge and each Israeli Share Charge.

“Israeli Share Charge” means each Israeli-law share charge, dated as of the Delayed Draw Term Loan Funding Date, made by Parent in favor of Lender in respect of its equity interests in each Israeli Subsidiary, in form and substance satisfactory to the Lender.

“Israeli Subsidiary” means each Subsidiary of Parent formed under the laws of the State of Israel.

“Israeli Anti-Terror Laws” means the Israeli Prohibition on Money Laundering Law, the Israel Trading with the Enemy Ordinance 1939, the Defense (Emergency) Regulations, 1945, the Combating Criminal Organizations Law, 2003, the Israel Combating Terrorism Law 2016, and the Law for the Prevention of Distribution and Financing of Weapons of Mass Destruction, 2018.

“Knowledge” means, with respect to any Person, the actual knowledge of executive officers (as defined in Rule 405 under the Securities Act) of such Person, after due inquiry.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” is defined in the preamble, and includes any assignee and/or successor of DBFIP SCL LLC.

“Lender Expenses” means all reasonable fees and costs and expenses (including attorneys’ fees and audit fees and expenses) incurred by Lender for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including those incurred in connection with appeals, workouts, restructuring or Insolvency Proceedings) or otherwise incurred by Lender in its capacity as such.

“Liabilities” is defined in Section 13.19.

“LIBO Rate” means for an Interest Period, the greater of (a) (i) the LIBOR Index Rate for such Interest Period, if such rate is available, and (ii) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Lender at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank Eurodollar market selected by the Lender for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Term Loans and (b) 1.00%.

“LIBO Rate Loan” means a Term Loan at any time which bears interest at or by reference to the LIBO Rate in accordance with the term hereof.

“LIBOR Index Rate” means, for any Interest Period, the offered rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears in the ICE Benchmark Administration (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the LIBOR Index Rate) for deposits in US dollars (as set forth by any service selected by the Lender that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Licenses” shall mean all licenses and any other agreement granting any right (or under which any Person agrees to refrain from exercising any right, including any covenant not to sue) with respect to any Intellectual Property (whether a Person is the grantor or grantee thereunder).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents” means this Agreement, the Notes, the Warrant, the Perfection Certificate, each Guaranty, the Security Documents, the Patent Assignment Agreement, each Compliance Certificate, the Patent License Agreement (Fortress), the Patent License Agreement (Loan Parties) and any other present or future agreement by a Loan Party for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Parties” means, collectively, Borrower, Parent and each Guarantor.

“Management Loans” has the meaning set forth in Section 7.09.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, prospects or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Document to which it is a party; (c) a material impairment in the perfection or priority of Lender’s Lien in the Collateral; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party (as represented in, and subject to the qualifications contained in, Section 6.04).

“Material Adverse Loan Impact” means, on any date of determination with respect to the occurrence of any event, after giving effect to the financial impact of such event, the ratio of (a) the aggregate outstanding principal amount of the Term Loans as of such day to (b) the sum of (i) Consolidated Adjusted EBITDA for the four-fiscal quarter period most recently ended for which the Compliance Certificate has been delivered to the Lender pursuant to Section 7.03(b), plus (ii) the amount of Unrestricted Cash-On-Hand as of such day minus (iii) the amount of actual or projected (as reasonably determined in good faith by the Lender) damages (including penalties and interest with respect thereto) owing by the Parent or its Subsidiaries as a result of the occurrence of such event, would be greater than 3.50:1.00.

“Material Asset Value Impact” means, with respect to the occurrence of any event, a reduction as a result of such event in the fair market value of Consolidated Total Assets (determined in each case by the Lender in good faith), by an amount equal to more than 5% of Asset Value. For purposes of this definition only, “Asset Value” shall mean the lesser of: (i) the book value of the Consolidated Total Assets, or (ii) the fair market value of Consolidated Total Assets (determined in each case by the Lender in good faith).

“Material Intellectual Property” means all (a) Assigned Patents, and (b) other Intellectual Property owned or exclusively licensed by Borrower, Parent or any Material Subsidiary of Parent that is material to the business of Parent or any Material Subsidiary.

“Material Subsidiary” means (i) each Subsidiary of the Borrower and (ii) each other Subsidiary of the Parent that, as of the last day of the fiscal quarter of Parent most recently ended, had net revenues or total assets for such quarter in excess of 5.00% of the consolidated net revenues or total assets, as applicable, of Parent and its Subsidiaries for such quarter.

“Maturity Date” means September 6, 2022.

“Monetization” is defined in the SPE Operating Agreement.

“Monetization Net Revenue Share” is defined in the SPE Operating Agreement

“Monthly Amortization Payment” means a payment of principal of the Term Loans in an amount equal to (i) the then-outstanding principal amount of the Term Loans (including any PIK Interest) divided by (ii) the difference of (1) 36 minus (2) the number of months occurring after September 6, 2019 for which a Monthly Amortization Payment has been made. The Monthly Amortization Payment shall be calculated by the Borrower, and provided to the Lender for review and revision in its reasonable discretion, initially prior to the first such payment and recalculated following any prepayment of the Term Loans.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Parent, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)                with respect to any Asset Disposition or any insurance or condemnation award, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or condemnation awards or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by Parent, Borrower or any Material Subsidiary pursuant to any such Asset Disposition or insurance proceeds or condemnation award net of (i) the reasonable direct, out-of-pocket, costs, expenses and fees relating to such Asset Disposition (including sales commissions and legal, accounting, brokers, finders and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof, (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to any such Asset Disposition (other than the Term Loans) or required to be paid to parties having superior rights to the proceeds of any such Asset Disposition to the extent such superior rights are permitted hereunder and (iv) any amounts which are subject to attainment of milestones or indemnification claims following the closing of such Asset Disposition, including such amounts which are placed in escrow and amounts which are subject to repayment or risk of forfeiture, until, in each case, such amounts are released from escrow or any such restrictions, repayment or risk of forfeiture; and

(b)                with respect to any issuance of Indebtedness (other than Permitted Indebtedness), the aggregate cash proceeds received by Parent or any of its Subsidiaries pursuant to such issuance, net of the reasonable direct, out-of-pocket costs of such issuance (including up-front, underwriters’ and placement fees and any related tax, legal and accounting fees).

“Non-Assigned Patents” means all Patents set forth on Schedule 1.1(f).

“Non-Assigned Trade Secrets” means all Trade Secrets owned by Parent or any Subsidiary that are not Assigned Trade Secrets.

“Note” means an Initial Term Loan Note, a Delayed Draw Term Loan Note, or an Incremental Term Loan Note, as the context may require.

“Obligations” means all Indebtedness and other obligations (including expense reimbursement and indemnification) of each Loan Party under the Loan Documents (other than the Warrant) whether for principal, interest, fees, expenses, prepayment premiums, any Applicable Prepayment Premium, the End of Term Fee, the Structuring Fees, the Patent Monetization Obligations, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest that accrues (a) in an Event of Default or (b) after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in such Insolvency Proceeding.

“OFAC” is defined in Section 6.22.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation, association or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any rights under any Loan Document, or sold or assigned an interest in a Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” is defined in the Preamble.

“Participant Register” is defined in Section 13.11.

“Patent Assignment Agreement” means the agreement providing for the assignment of the Assigned Patent Rights by the Loan Parties (other than Borrower) in favor of Borrower in the form attached hereto as Exhibit C.

“Patent License Agreement (Fortress)” means an exclusive license agreement by and between the Lender, as licensee, and the Loan Parties (other than Borrower), as licensors, in the form attached hereto as Exhibit D.

“Patent License Agreement (Loan Parties)” means a non-exclusive license agreement by and between the Loan Parties (other than Borrower), as licensees, and Borrower, as licensor, in the form attached hereto as Exhibit E.

“Patent Monetization Obligations” has the meaning set forth in the SPE Operating Agreement.

“Patent Rights” means all of the following, whether now owned or hereafter acquired or arising:

(a)                All Assigned Patent Rights;

(b)                all Non-Assigned Patents;

(c)                all patents and patent applications: (i) to which any of the Non-Assigned Patents directly or indirectly claims priority; or (ii) for which any of the Non-Assigned Patents directly or indirectly forms a basis for priority;

(d)                all reissues, reexaminations, extensions, renewals, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisionals of any item in any of the foregoing categories (a) and (b);

(e)                all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing categories (a) through (c), including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;

(f)                 all items in any of the foregoing in categories (b) through (d), whether or not expressly listed on Schedule 6.17 and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;

(g)                inventions, invention disclosures, and discoveries described in any of the Non-Assigned Patents or any item in the foregoing categories (b) through (e) that: (i) are included in any claim in the Non-Assigned Patents or any item in the foregoing categories (b) through (e); (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Non-Assigned Patents or any item in the foregoing categories (b) through (e); or (iii) could have been included as a claim in any of the Non-Assigned Patents or any item in the foregoing categories (b) through (e);

(h)                all rights to apply in any or all countries of the world for Patents or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (f), including under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

(i)                 all Non-Assigned Trade Secrets;

(j)                 all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Non-Assigned Patents or Non-Assigned Trade Secrets or any item in any of the foregoing categories (b) through (g), including all causes of action and other enforcement rights for (i) damages; (ii) injunctive relief, and (iii) any other remedies of any kind for past, current, and future infringement, misappropriation or other violation; and

(k)                all rights to collect income, royalties, damages and other payments due or payable under or with respect to any of the Non-Assigned Patents or Non-Assigned Trade Secrets or any item in any of the foregoing categories (b) through (j).

“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances, and the right to make application for any of the foregoing, (b) all reissues, reexaminations, extensions, renewals continuations, continuations in part and divisionals thereof, (c) the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein, (d) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (e) the right to sue for past, present and future infringement or other violation thereof.

“Patriot Act” shall mean the USA PATRIOT Act, Pub. L. 107-56 (signed into law October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title W of ERISA and is sponsored or maintained by Parent, the Borrower or any ERISA Affiliate or to which Parent, the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means the perfection certificate in the form attached hereto as Exhibit F.

“Permitted Acquisition” means any acquisition permitted by clause (xi) of the definition of “Permitted Investments”.

“Permitted Indebtedness” means:

(i)               the Obligations;

(ii)              Indebtedness existing on the Closing Date set forth on Schedule 1.1(c);

(iii)             Subordinated Debt in a principal amount, when combined with the principal amount of the Indebtedness set forth in clauses (vi), (viii) and (ix) of this definition, not to exceed $1,000,000 at any one time outstanding;

(iv)             Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(v)              Indebtedness of the Parent to any Loan Party (other than SPE Guarantor) and Indebtedness of the Parent to the Borrower arising pursuant to the intercompany loan made on the Closing Date with a portion of the proceeds of the Term Loans;

(vi)             Indebtedness of any Person that is acquired or merged with or into or consolidated with the Parent or any of its Material Subsidiaries other than the SPE Guarantor (and not created in anticipation or contemplation thereof) and existing on the date of such acquisition, merger or consolidation, provided that the principal amount of such Indebtedness, when combined with principal amount of the Indebtedness set forth in clauses (iii), (viii) and (ix) of this definition, shall not exceed in the aggregate $1,000,000 at any time outstanding;

(vii)            Indebtedness owing to sureties arising from bid, performance or surety bonds or letters of credit supporting such bid, performance or surety obligations issued on behalf of the Borrower as support for, among other things, contracts with customers;

(viii)           Indebtedness of Parent and any of its Material Subsidiaries (other than the SPE Guarantor) in an aggregate principal amount, when combined with principal amount of the Indebtedness set forth in clauses (iii), (vi) and (ix) of this definition, shall not exceed in the aggregate $1,000,000 at any time outstanding;

(ix)              purchase money Indebtedness and Indebtedness in respect of Capital Leases in an aggregate principal amount, when combined with principal amount of the Indebtedness set forth in clauses (iii), (vi) and (viii) of this definition, not to exceed in the aggregate $1,000,000 at any time outstanding;

(x)              extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (ix) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Parent or its Material Subsidiary, as the case may be; and

(xi)             until the Delayed Draw Term Loan Funding Date, unsecured Indebtedness consisting of the Management Loans in an amount not to exceed $4,200,000.

“Permitted Investments” means:

(i)               Investments (including Investments in Subsidiaries) existing on the Closing Date set forth on Schedule 1.1(d);

(ii)              Investments consisting of Cash Equivalents;

(iii)             Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business for Parent or its Material Subsidiaries (other than the SPE Guarantor);

(iv)             Investments consisting of deposit accounts in which Lender (with respect to the Loan Parties only) has a perfected security interest and over which Lender has “control”;

(v)              Investments (1) in the form of common equity by Parent in Borrower, (2) by Parent in Guarantors; and (3) by Guarantors (other than the SPE Guarantor) in other Guarantors;

(vi)             Investments of Parent or any of its Material Subsidiaries (other than the SPE Guarantor) consisting of (1) employee loans and advances in the ordinary course of business not to exceed $100,000 in the aggregate in any fiscal year and (2) cashless loans to employees, officers or directors relating to the purchase of equity securities of Parent pursuant to employee stock purchase plans or agreements approved by Parent’s Board of Directors;

(vii)            Investments (including debt obligations) received by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) in connection with the bankruptcy or reorganization of customers or suppliers or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(viii)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided, that this paragraph (viii) shall not apply to Investments of any Loan Party in any Subsidiary;

(ix)              Investments by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) in non-Loan Parties in an amount not to exceed $50,000 during any fiscal year; so long as no Event of Default has occurred and is continuing or would result therefrom;

(x)               Investments accepted in connection with or resulting from dispositions of assets permitted under this Agreement; and

(xi)              acquisitions by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) of a substantial portion of the assets, business or Equity Interests of another Person where (v) the total consideration including cash and the value of any non-cash consideration for such transaction does not exceed the sum of (1) 35% of the original principal amount of the Term Loans then borrowed plus (2) the amount of Unrestricted Cash-on-Hand minus (3) aggregate outstanding principal amount of the Term Loans, (w) no Event of Default has occurred and is continuing or would exist immediately after giving effect to any such transaction, (x) in the case of a merger, a Material Subsidiary of Parent (other than Borrower) is the surviving legal entity, (y) the entity acquiring the assets in such acquisition is a Loan Party or the entity being acquired in such acquisition becomes a Loan Party in accordance with Section 7.12, and (z) the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 7.17.

“Permitted Liens” means:

(i)               Liens granted to the Lender to secure the Obligations;

(ii)              Liens existing on the Closing Date set forth on Schedule 1.1(e);

(iii)             Liens for taxes, fees, assessments or other government charges or levies, either (a) not due and payable or (b) being contested in good faith and for which Parent maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Code;

(iv)             purchase money Liens (a) on equipment acquired or held by Parent or its Material Subsidiaries (other than the SPE Guarantor) incurred for financing the acquisition of the equipment, or (b) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment, in each case, securing Indebtedness permitted under clause (ix) of the definition of Permitted Indebtedness;

(v)              Liens incurred by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $25,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(vi)             Liens incurred by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(vii)            Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i) through (vi), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(viii)           leases or subleases of real property granted by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) in the ordinary course of the Parent’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of the Parent’s business (or, if referring to another Person, in the ordinary course of such Person’s business);

(ix)              the Patent License Agreement (Fortress) and Patent License Agreement (Loan Parties);

(x)               Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 9.01(j);

(xi)              Liens in favor of other financial institutions arising in connection with deposit and/or securities accounts held at such institutions;

(xii)            deposits by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

(xiii)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies incurred by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business;

(xiv)           any interest or title of a lessor under any (1) operating lease entered into by Parent or any of its Material Subsidiaries in the ordinary course of its business and covering only the assets so leased, or (2) real property lease pertaining to the lessor’s interest in or title to any fixtures under such lease terms;

(xv)            deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(xvi)           Liens incurred by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(xvii)          Liens incurred by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(xviii)         the filing of UCC financing statements against by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) solely as a precautionary measure in connection with operating leases or consignment of goods; and

(xix)            Liens incurred by Parent or any of its Material Subsidiaries (other than the SPE Guarantor) not otherwise permitted hereunder securing obligations other than borrowed money so long as neither (a) the aggregate outstanding principal amount of the obligations secured thereby nor (b) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $100,000 at any one time.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Interest” means interest paid in kind on the Term Loans.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Parent, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title W of ERISA, any ERISA Affiliate.

“Premium Event” is defined in Section 2.01(f)(ii).

“Prime Rate” means the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release 11.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Lender) or any similar release by the Federal Reserve Board (as reasonably determined by the Lender).

“Prohibition on Money Laundering Law” means the Israeli Prohibition on Money Laundering Law 5760-2000 and the regulations, rules, circulars and guidelines promulgated or published thereunder.

“Register” is defined in Section 13.10.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, representatives investors and potential investors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means any of the Chief Executive Officer, President and Chief Financial Officer of Parent, Borrower or, as applicable, a Guarantor.

“Revenue Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (a) the aggregate outstanding principal amount of the Term Loans as of such day, to (b) Consolidated Revenue for the four-fiscal quarter period ending on such date.

“Sanctions” is defined in Section 6.22.

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” means a “securities account” as defined in the UCC.

“Securities Act” is the Securities Exchange Act of 1933, as amended.

“Securities Entitlement” means a “securities entitlement” as defined in the UCC.

“Securitization” is defined in Section 13.19.

“Securitization Parties” is defined in Section 13.19.

“Security Agreement” means the Security Agreement dated as of the date hereof by and among the Lender and the Loan Parties, in the form attached hereto as Exhibit I.

“Security Documents” means the Security Agreement, each Israeli Security Document, and all other security documents hereafter delivered by the Loan Parties to the Lender granting a Lien on their respective assets to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Person” is defined in the definition of “Affiliate”.

“SPE Guarantor” is defined in the preamble.

“SPE Operating Agreement” means that certain Operating Agreement of SuperCom IP LLC, dated as of the date hereof, in form and substance acceptable to the Lender.

“Structuring Fees” means, collectively, the Initial Structuring Fee and each Incremental Structuring Fee and “Structuring Fee” means, individually, the Initial Structuring Fee and each Incremental Structuring Fee.

“Subordinated Debt” means Indebtedness incurred by Parent, non-recourse to the Borrower and subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Lender.

“Subsidiary” mean a corporation, partnership, trust, limited liability company or other business entity of which more than 50% of the shares of stock or other ownership interests are at the time owned, directly, or indirectly through one or more Subsidiaries, or both, by Parent. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Parent and Borrower shall be deemed a Subsidiary of Parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Request” means an Initial Term Loan Request, a Delayed Draw Term Loan Request or Incremental Term Loan Request, as the context may require.

“Term Loans” means the Initial Term Loan, the Delayed Draw Term Loan and any Incremental Term Loans and “Term Loan” means the Initial Term Loan, a Delayed Draw Term Loan or an Incremental Term Loan.

“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, trade names, trade dress, logos, Internet domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations thereof, and all registrations and applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement, dilution or other violation thereof.

“Trade Secrets” means all of the following: (a) trade secrets and other proprietary or confidential business information, including inventions, invention disclosures, discoveries, know how, systems, processes, methods, data, business and marketing plans, and customer and vendor lists, (b) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future misappropriation or other violation, and (c) the right to sue for past, present and future misappropriation or other violation thereof.

“Transaction Costs” means the fees, costs and expenses payable by Parent, Borrower or any of Parent’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

“Transfer” means to sell, exchange, transfer, assign, license, hypothecate, pledge or make a gift.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York, except as such term may be used in connection with the perfection of a security interest in the Collateral, in which case, the applicable jurisdiction with respect to the affected Collateral shall apply.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Cash-on-Hand” means all cash and Cash Equivalents owned by Parent and its Subsidiaries and held in a Deposit Account over which Lender has a first priority perfected Lien and subject to the Lender’s “control” (as defined in Section 9-104 of the UCC) on the date of determination (excluding for purposes of clarity, any amounts available to be drawn or funded under lines of credit or other debt facilities, including any revolving loans); provided that amounts included under this definition shall (x) be included only to the extent such amounts are not subject to any consensual Lien or other restriction or encumbrance of any kind (other than Liens in favor of the Lender) and (y) exclude any amounts held by Parent or any of its Subsidiaries in escrow, trust or other fiduciary capacity for or on behalf of a client, borrower or customer of Parent, its Subsidiaries or any of their respective Affiliates.

“Warrant” means a Warrant, in substantially the form attached hereto as Exhibit G executed by Parent in favor of Lender or an Affiliate of Lender on the Closing Date, pursuant to which Lender or its Affiliate, as applicable, shall be entitled to purchase shares of the Parent’s Equity Interests as set forth therein.

SECTION 1.02.                       Other Interpretative Provisions.

(a)            With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(i)               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (c) the words “hereto”, “herein”, “hereof’ and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; e) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time; and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible, real and personal, assets and properties, including cash, securities, accounts and contract rights.

(ii)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(iii)             Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03.                       Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, at Lender’s request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower and Parent shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, operating leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect on the Closing Date for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.04.                       Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II.   LOANS AND TERMS OF PAYMENT

SECTION 2.01.                       Term Loans.

(a)            Term Loans.

(i)               Initial Term Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make a term loan to Borrower, in the full amount of $5,000,000 on the Closing Date (the “Initial Term Loan”). When repaid, the repaid portion of the Initial Term Loan may not be re-borrowed.

(ii)              Delayed Draw Term Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to make a term loan to Borrower, in the full amount of $5,000,000 on the Delayed Draw Term Loan Funding Date (the “Delayed Draw Term Loan”). When repaid, the repaid portion of the Delayed Draw Term Loan may not be re-borrowed.

(b)           Principal Repayment.

(i)               Commencing on October 1, 2019 and continuing thereafter on the 1st day of each successive calendar month through and including the Maturity Date, Borrower shall make thirty-six (36) Monthly Amortization Payments plus all accrued and unpaid interest with respect to the Term Loans.

(ii)              All unpaid principal and accrued and unpaid interest of the Term Loans is due and payable in full on the Maturity Date unless earlier accelerated.

(iii)             The Term Loans may only be prepaid in accordance with Sections 2.01(c), 2.01(d), and 2.01(e).

(c)            Mandatory Prepayment Upon Acceleration. If the Term Loans are accelerated (whether following the occurrence and during the continuation of an Event of Default, by operation of law or otherwise), Borrower shall immediately pay to Lender an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest of the Term Loans, plus (ii) the End of Term Fee, as further described in Section 2.01(f), below; plus (iii) all other sums, if any, that shall have become due and payable under the Loan Documents, including interest at the Default Rate to the extent applicable.

(d)            Permitted Prepayment of Loans. Borrower shall have the option to prepay all or part of the Term Loans advanced by Lender under this Agreement; provided, that Borrower (i) provides written notice to Lender of its election to prepay all or a part of the Term Loans at least three (3) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest for the portion of the Term Loans specified for prepayment in the written notice provided pursuant to clause (i); (B) the End of Term Fee (if the Term Loans are being prepaid in full); and (C) all other sums, if any, that shall have become due and payable upon prepayment under the Loan Documents, including interest at the Default Rate with respect to any past due amounts and any Applicable Prepayment Premium, as further described in Section 2.01(f), below. Each partial prepayment shall be applied to the principal balance of the Term Loans and applied pro rata to each of the remaining Monthly Amortization Payments occurring thereafter.

(e)            Mandatory Prepayment Upon Certain Events.

(i)               The Borrower shall make a prepayment of the Term Loans (in each case, without premium or penalty except as otherwise expressly provided in Section 2.01(f) or Section 2.02(f)) upon the occurrence of any of the following at the following times and in the following amounts:

(1)              Within five (5) days after the receipt by Parent or any of its Material Subsidiaries of any Net Cash Proceeds in excess of $100,000 in the aggregate since the Closing Date from any Asset Disposition (other than any Alvarion Patent Disposition), in an amount equal to 100% of such Net Cash Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Lender, Borrower shall have the option, directly or through one or more Subsidiaries, to invest Net Cash Proceeds (the “Asset Disposition Reinvestment Amounts”) in long-term productive assets of the general type used in the business of Borrower if such assets are purchased or constructed within one hundred eighty (180) days following receipt of such Net Cash Proceeds (and so long as any such individual or aggregate investment in the amount of $250,000 or more has been consented to by Lender); provided further, pending any such reinvestment all Asset Disposition Reinvestment Amounts shall be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Lender. In the event that the Asset Disposition Reinvestment Amounts are not reinvested by Borrower prior to the earlier of (i) the last day of such one hundred eighty (180) day period, and (ii) the date of the occurrence of an Event of Default, Lender shall apply such Asset Disposition Reinvestment Amounts to the Obligations in accordance with this Agreement.

(2)              Within five (5) days of the receipt by Parent or any of its Material Subsidiaries of any Net Cash Proceeds in excess of $100,000 in the aggregate since the Closing Date of insurance or condemnation awards, in an amount equal to 100% of such Net Cash Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Lender, Borrower shall have the option, directly or through one or more Subsidiaries, to invest Net Cash Proceeds (the “Insurance/Condemnation Reinvestment Amounts”) in long-term productive assets of the general type used in the business of Borrower if such assets are purchased or constructed within one hundred eighty (180) days following receipt of such Net Cash Proceeds (and so long as any such individual or aggregate investment in the amount of $250,000 or more has been consented to by Lender); provided further, pending any such reinvestment all Insurance/Condemnation Reinvestment Amounts shall be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Lender. In the event that the Insurance/Condemnation Reinvestment Amounts are not reinvested by Borrower prior to the earlier of (i) the last day of such one hundred eighty (180) day period, and (ii) the date of the occurrence of an Event of Default, Lender shall apply such Insurance/Condemnation Reinvestment Amounts to the Obligations in accordance with this Agreement.

(3)              Substantially concurrently with the receipt by Parent or any of its Subsidiaries of any Net Cash Proceeds from any issuance of any Indebtedness (other than Permitted Indebtedness) of Parent or any of its Subsidiaries, in an amount equal to 100% of such Net Cash Proceeds.

(4)              In the event that there shall be Consolidated Excess Cash Flow for any fiscal year of Parent (commencing with the fiscal year ending December 31, 2018), Borrower shall, no later than the earlier of (i) 180 days after the end of each fiscal year of Parent and (ii) the date of delivery by the Borrower of the financial statements described in Section 7.02(a), in an amount equal to 50% of such Consolidated Excess Cash Flow. Any amounts prepaid pursuant to this clause (4) in excess of 50% of Consolidated Excess Cash Flow shall be treated as voluntary prepayments made pursuant to Section 2.01(d).

(5)              Substantially concurrently with the receipt by Parent or any of its Subsidiaries of any Net Cash Proceeds from any Alvarion Patent Disposition, in an amount equal to 80% of such Net Cash Proceeds.

(6)              Within five (5) days of the receipt by Parent or any of its Subsidiaries of any Early Termination Liability Proceeds, in an amount equal to 100% of such Early Termination Liability Proceeds.

(7)              Within the time period set forth in the SPE Operating Agreement, Monetization Net Revenue, in the amounts set forth in the SPE Operating Agreement.

(ii)              Other than with respect to Sections 2.01(e)(i)(7) and (8), prepayments pursuant to Section 2.01(e)(i) shall be applied ratably to the Monthly Amortization Payments in inverse order of maturity. Monetization Net Revenue shall be applied to the Obligations as set forth in Section 2.02(e).

(f)             End of Term Fee; Applicable Prepayment Premium.

(i)               Notwithstanding anything herein to the contrary, upon the earliest to occur of: (A) the Maturity Date, (B) payment in full of the principal amount of the Term Loans outstanding, (C) the Obligations being accelerated (whether as a result of an Event of Default, by operation of law or otherwise), including as a result of the commencement of an Insolvency Proceeding or any Event of Default under Section 9.01(h), (D) satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to Lender in full or partial satisfaction of the Obligations, and (E) a termination of this Agreement for any reason (the occurrence of any of the events set forth in the foregoing clauses (A) through (E), the “End of Term Fee Event”), Borrower shall pay Lender as an inducement for making the Term Loans (and not as a penalty) an amount equal to the End of Term Fee, which End of Term Fee shall be fully earned, and due and payable, on the date of such End of Term Fee Event, and non-refundable when made.

(ii)              Notwithstanding anything herein to the contrary, if all or any portion of the Term Loans are prepaid pursuant to Section 2.01(d) or 2.01(e)(3) (other than any such prepayment made with the Net Cash Proceeds of Permitted Indebtedness) (a “Premium Event”), Borrower shall pay Lender as an inducement for making the Term Loans (and not as a penalty) an amount equal to the Applicable Prepayment Premium, which Applicable Prepayment Premium shall be fully earned, and due and payable, on the date of such Premium Event, and nonrefundable when made.

(iii)             If the Term Loans are accelerated for any reason under this Agreement pursuant to the terms herein, the End of Term Fee shall be calculated as if the date of acceleration of the Term Loans was the date of prepayment of the Term Loans. The parties hereto further acknowledge and agree that neither the End of Term Fee nor the Applicable Prepayment Premium is intended to act as a penalty or to punish the Loan Parties for any such repayment or prepayment. Any prepayment or repayment, whether voluntary or involuntary, of the Term Loans upon the occurrence of any End of Term Fee Event or Premium Event shall be accompanied by all accrued interest on the principal amount prepaid or repaid, together with the End of Term Fee and/or the Applicable Prepayment Premium, as applicable. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or any Loan Document, it is understood and agreed that if the Obligations are accelerated (whether as a result of the occurrence and continuance of any Event of Default, by operation of law or otherwise), the End of Term Fee, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. The End of Term Fee shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING END OF TERM FEE IN CONNECTION WITH ANY SUCH ACCELERATION. The Loan Parties expressly agree that (i) each of the End of Term Fee and the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the End of Term Fee and Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lender and the Loan Parties giving specific consideration in this transaction for such agreement to pay the End of Term Fee and Applicable Prepayment Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.01(f), (v) their agreement to pay the End of Term Fee and Applicable Prepayment Premium is a material inducement to the Lender to make the Term Loans, and (vi) the End of Term Fee and Applicable Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lender and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lender or profits lost by the Lender as a result of such End of Term Fee Event or Premium Event.

(g)           Structuring Fees.

(i)               At the Closing Date, the Borrower shall pay to the Lender a structuring fee (the “Initial Structuring Fee”) equal to [●]% of the original principal amount of the Initial Term Loan, which amount shall be netted out of the funding on the Closing Date.

(ii)              At the Delayed Draw Term Loan Funding Date, the Borrower shall pay to the Lender a structuring fee (the “Delayed Draw Structuring Fee”) equal to [●]% of the original principal amount of the Delayed Draw Term Loan, which amount shall be netted out of the funding on the Delayed Draw Term Loan Funding Date.

(iii)             On each Increased Amount Date, the Borrower shall pay to the Lender a structuring fee (each, an “Incremental Structuring Fee”) equal to [●]% of the original principal amount of the Incremental Term Loan made on such Increased Amount Date, which amount shall be netted out of the funding on the applicable Increased Amount Date.

(iv)             The parties agree that for federal and state income tax purposes (1) the Initial Structuring Fee shall be treated as a reduction in the issue price of the Initial Term Loan, (2) the Delayed Draw Structuring Fee shall be treated as a reduction in the issue price of the Delayed Draw Term Loan, and (3) any Incremental Structuring Fee shall be treated as a reduction in the issue price of the applicable Incremental Term Loan, in each case, in accordance with Code Section 1273-2(g)(2), and the parties will file all their tax returns (including information returns) in a manner consistent with this Section 2.01(g)(iv) unless there is a “determination” within the meaning of Code Section 1313 to the contrary.

(h)            Unused Incremental Fee. Borrower agrees to pay to Lender an unused line fee equal to (i) the unused portion of the Incremental Term Loans multiplied by (ii) [●]%.

SECTION 2.02.                       Interest; Fees; Payments.

(a)                Interest. Subject to Section 2.03(a)(i), the outstanding principal balance of the Term Loans shall bear interest as set forth below, which interest shall be payable monthly in accordance with Section 2.02(a)(ii).

(i)               Default Rate. At all times during the continuation of an Event of Default, the outstanding principal balance of the Term Loans shall bear interest at the Default Rate. All fees, expenses and other Obligations not paid when due shall bear interest at the Default Rate from the date due until paid.

(ii)              Cash Pay Interest. Interest is payable on the first day of each calendar month (or if such day is not a Business Day, the first Business Day thereafter) (such day, an “Interest Payment Date”), commencing on October 1, 2018, on the outstanding principal amount of the Term Loans (including PIK Interest (as defined below)) at a rate equal to (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin or (ii) if a LIBO Rate Loan, at the LIBO Rate plus the Applicable Margin.

(iii)             PIK Interest. On any Interest Payment Date, at the option of the Borrower and upon no less than five (5) Business Days’ prior written notice to Lender, up to 4.00% of the interest accrued on the Term Loans pursuant to clause (ii) above may be paid in the form of PIK Interest. All PIK Interest so added shall be capitalized monthly on each Interest Payment Date and treated as principal amount of the Term Loans for all purposes of this Agreement. Following any such increase in the principal amount of the Term Loans, all interest will accrue on such increased amount.

(b)                Fees. Borrower shall pay Lender the fees, including but not limited to the Structuring Fees, End of Term Fee and Lender Expenses.

(c)                Computation. Interest shall be computed on the basis of a 360-day year, actual days elapsed with respect to LIBO Rate Loans and on the basis of a 365/366-day year, actual days elapsed with respect to Base Rate Loans.

(d)                Payments. Interest shall be payable monthly, in arrears, on the first day of each month and on the Maturity Date. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, at or before 1:00 p.m. Pacific Time on the date when due. Payments received after 1:00 p.m. Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Each payment made by Borrower under a Loan Document is in addition to any payment or distribution to which Lender may be entitled or may receive pursuant to SPE Guarantor’s Organization Documents, and nothing in any Loan Document shall be construed as limiting, reducing or in any way diminishing any payment or distribution to which Lender may be entitled or may receive under or with respect to the SPE Guarantor’s Organization Documents.

(e)                Application of Payments. Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payment required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(f)                 Break Funding Payments. Notwithstanding anything herein to the contrary, in the event of the payment or prepayment by the Borrower of any principal of the Term Loans other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event (other than loss of profit). Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by the Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of the Term Loans had such event not occurred, at the LIBO Rate that would have been applicable to the Term Loans, for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that the Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate upon receipt thereof.

SECTION 2.03.                       Taxes.

(a)                Defined Terms. For purposes of this Section 2.03, the term “applicable law” includes FATCA.

(b)                Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Lender, then the Lender shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.03) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)                Tax Indemnification. Borrower shall, and does hereby indemnify Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender, and any Taxes due with respect to the payment of Indemnified Taxes under this Section, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)                 Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 2.03. Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Lender.

(f)                Status of Lender.

(1)                If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrower, Lender shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation required in the following sentence) shall not be required if in Lender’s reasonable judgment such completion, execution and submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender. Without limiting the generality of the foregoing, Lender shall deliver to Borrower on or prior to the effective date of this Agreement and at such other times as reasonably requested by Borrower, executed copies of IRS Form W-9 certifying or such other documentation that is reasonably requested by Borrower to indicate that Lender is exempt from U.S. federal backup withholding Tax.

(2)                Without limiting the generality of the foregoing, in the event that the Lender makes any assignment of all or a portion of the Term Loans as permitted hereunder to an assignee that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (such assignee a “Foreign Lender Assignee”), such Foreign Lender Assignee shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the assignment to such Foreign Assignee Lender becomes effective under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(A)              in the case of a Foreign Lender Assignee claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)              executed originals of IRS Form W-8ECI;

(C)              in the case of a Foreign Lender Assignee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender Assignee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)              to the extent a Foreign Lender Assignee is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender Assignee is a partnership and one or more direct or indirect partners of such Foreign Lender Assignee are claiming the portfolio interest exemption, such Foreign Lender Assignee may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(3)                any Foreign Lender Assignee shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender Assignee becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(4)                if a payment made to a Foreign Lender Assignee, in its capacity as successor to Lender by assignment, under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Foreign Lender Assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender Assignee shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Foreign Lender Assignee has complied with such Foreign Lender Assignee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)                Treatment of Certain Refunds. If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.03. it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.03 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon Lender’s request, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender if Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event is Lender required to pay any amount to Borrower pursuant to this subsection (i) the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid or (ii) during the continuation of an Event of Default. This subsection shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(h)                 Survival. Each party’s obligations under this Section 2.03 shall survive the repayment, satisfaction or discharge of all other Obligations.

SECTION 2.04.                       Special LIBOR Provisions.

(a)                Circumstances Affecting LIBO Rate Availability. If the Lender shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Lender at the applicable LIBO Rate, then the Lender shall forthwith give notice thereof to the Borrower. Thereafter, until the Lender notifies the Borrower that such circumstances no longer exist, (i) the obligation of the Lender to make any Term Loan as a LIBO Rate Loan, and the right of the Borrower to convert any Term Loan to, or continue any Term Loan as, a LIBO Rate Loan shall be suspended, (ii) effective upon the last day of each Interest Period related to any existing LIBO Rate Loan, such LIBO Rate Loan shall automatically be converted into a Base Rate Loan (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each LIBO Rate Loan shall automatically be converted into a Base Rate Loan (without regard to the satisfaction of any conditions to conversion contained elsewhere herein). Notwithstanding the foregoing, if the Lender has made the determination described in this Section, the Lender, in consultation with the Borrower, may establish an alternative interest rate for the Term Loans in lieu of the LIBO Rate, in which case, such alternative rate of interest shall apply with respect to the Term Loans until the Lender revokes the notice delivered with respect to the affected LIBO Rate Loans under first sentence of this clause (a).

(b)                Laws Affecting LIBOR Rate Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Lender to honor its obligations hereunder to make or maintain any Term Loan as a LIBO Rate Loan, the Lender shall forthwith give notice thereof to the Borrower. Thereafter, (a) the obligations of the Lender to make or maintain any Term Loan as a LIBO Rate Loan and the right of the Borrower to convert any Term Loan into, or continue any Term Loan as, a LIBO Rate Loan shall be suspended and thereafter only the Base Rate shall be available, and (b) if the Lender may not lawfully continue to maintain any Term Loan as a LIBO Rate Loan, such Term Loan shall immediately be converted to a Base Rate Loan.

(c)                No Obligation to Purchase Eurodollar Deposits. Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBO Rate.

(d)                Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Term Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBO Rate Loan during each Interest Period for a Term Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period.

(e)                Conclusiveness of Statements. Determinations and statements of Lender pursuant to this Section 2.04 shall be conclusive absent demonstrable error.

SECTION 2.05.                       Incremental Term Loans.

(a)                From time to time until the 24-month anniversary of the Closing Date, subject to the terms and conditions set forth herein, the Borrower may, upon written notice to the Lender (an “Incremental Term Loan Request”), elect to request that the Lender make additional term loans to the Borrower (each, an “Incremental Term Loan”) in an aggregate amount not to exceed $10,000,000 (and in a minimum amount of $1,000,000); provided that at the time of the effectiveness of each Incremental Term Loan (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Term Loan, (ii) the Loan Parties shall be in compliance with the covenants set forth in Section 7.17 as of the Increased Amount Date before and after giving effect to such Incremental Term Loan, and (iii) each of the conditions set forth in Section 3.03 shall have been satisfied. Each such notice shall specify the date (each, an “Increased Amount Date”) on which Borrower proposes that an Incremental Term Loan shall be made, which date shall be at least fifteen (15) Business Days after the date the respective notice was received by Lender. Each Incremental Term Loan shall rank pari passu in right of payment, and shall have the same guarantees as, and be secured by the same Collateral securing, all of the other Obligations hereunder.

(b)                Any Incremental Term Loan (i) for purposes of prepayments, shall be treated the same as (and in any event no more favorably than) the Initial Term Loan and the Delayed Draw Term Loan and (ii) shall have the same terms as the Initial Term Loan and the Delayed Draw Term Loan. When repaid, the repaid portion of an Incremental Term Loan may not be re-borrowed.

(c)                From and after the making of an Incremental Term Loan pursuant to this Section 2.05, such Incremental Term Loan shall be deemed a “Term Loan” hereunder for all purposes hereof, and shall be subject to the same terms and conditions as the other Term Loans.

(d)                Each Incremental Term Loan Request shall set forth the requested amount and proposed terms of the requested Incremental Term Loan.

ARTICLE III.   CONDITIONS OF TERM LOANS

SECTION 3.01.                       Initial Term Loan. Lender’s obligation to fund the Initial Term Loan is subject to its satisfactory completion of due diligence prior to Parent or Borrower entering into this Agreement with Lender (including financial due diligence conducted by a service provider of Lender’s choosing) and the satisfaction or waiver in writing of the following conditions precedent prior to or contemporaneously with the making of the Initial Term Loan:

(a)                Documentation. Lender shall have received, in form and substance satisfactory to it and its counsel, each of the following duly executed and delivered:

(i)               each of the Loan Documents (other than any Loan Document required to be delivered under Section 3.02(a) prior to the Delayed Draw Term Loan Funding Date);

(ii)              from each Loan Party, a certificate of its secretary or assistant secretary of such Loan Party (solely in his or her capacity as an officer and not individually) dated as of the Closing Date as to: (A) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it; (B) its bylaws, articles of association or operating agreement, a copy of which is attached; and (C) the incumbency and signatures of those of its officers authorized to act with respect to the Loan Documents to be executed by it;

(iii)             with respect to (1) each Loan Party (other than the Parent or any Loan Party that is an Israeli Subsidiary): (A) from the Secretary of State (or other appropriate governmental official) of its jurisdiction of incorporation, a good standing certificate and certified copy of its certificate of incorporation, and (B) a certificate of good standing as a foreign corporation from the Secretary of State of each jurisdiction, if any, described in Section 6.01, in each case dated within ten (10) Business Days of the Closing Date and (2) with respect to the Parent and any Loan Party that is an Israeli Subsidiary, an on-line extract of such Person from the Israeli Registrar of Companies’;

(iv)             evidence of the insurance coverage and endorsements required by Section 7.13;

(v)              formal approval of the transactions contemplated herein by Lender’s Investment Committee;

(vi)             an officer’s certificate of SPE Guarantor certified by an officer of the SPE Guarantor (solely in his or her capacity as an officer and not individually) that the SPE Guarantor’s Organizational Documents (i) include provisions concerning the conduct of business of the SPE Guarantor in the form attached hereto as Exhibit J (the “Conduct of Business Provisions”); and (ii) prohibit amendment of the Conduct of Business Provisions without Lender’s consent;

(vii)            evidence of the third-party consents listed on Schedule 6.03;

(viii)           a customary legal opinion from New York, Delaware, California, Nevada and Israeli counsel to the Loan Parties;

(ix)             an Initial Term Loan Request fully completed and duly executed by the Borrower no later than one (1) Business Day prior to the Closing Date; and

(x)              such other documents and information as Lender may reasonably require.

(b)                Financial Condition. There is no event or circumstance that has occurred or that could reasonably be expected to have a Material Adverse Effect.

(c)                Fees and Expenses. Payment of all fees payable on the Closing Date and payment of the Lender Expenses to the extent invoiced (but limited in the case of Lender Expenses incurred by the Lender in connection with the preparation, negotiation and delivery of the Loan Documents on or prior to the Closing Date, to an amount not to exceed $[●]), plus such additional amounts of such fees, charges and disbursements as shall constitute Lender’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(d)                Representations and Warranties. The representations and warranties of each Loan Party contained in each Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all respects on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such date).

(e)                Absence of Default. No Default or Event of Default exists or would result from the proposed credit extension or the application of the proceeds thereof and no event or circumstance exists that can reasonably be expected to have a Material Adverse Effect; provided, that, Borrower’s transfer of a portion of its assets to SPE Guarantor in accordance with the Patent Assignment Agreement shall not constitute a Material Adverse Effect.

(f)                 No Material Adverse Effect. Both immediately before and after giving effect to the receipt of Initial Term Loan proceeds, there has not been a Material Adverse Effect since December 31, 2017.

(g)                Officer’s Certificate. Lender’s receipt of an officer’s certificate of Borrower, certifying (solely in his or her capacity as an officer and not individually) that the conditions specified in Sections 3.01(d), (e), (f), (i) and (j) have been satisfied.

(h)                Assigned Patent Rights. The Lender shall have received duly executed copies of the Patent Assignment Agreement, the Patent License Agreement (Fortress) and Patent License Agreement (Loan Parties).

(i)                 [Intentionally Omitted].

(j)                 Maximum EBITDA Leverage Ratio. The Borrower shall demonstrate in form and substance reasonably satisfactory to Lender that on the Closing Date and immediately after giving effect to the making of the Initial Term Loan and the payment of all Transaction Costs required to be made on the Closing Date, the EBITDA Leverage Ratio is not greater than 2.25:1.00; provided that, solely for purposes of calculating the EBITDA Leverage Ratio in this clause (j), Consolidated Adjusted EBITDA shall be deemed to be Consolidated Adjusted EBITDA for the two-fiscal quarter period ending on June 30, 2018 multiplied by 2.

(k)                Maximum Revenue Leverage Ratio. The Borrower shall demonstrate in form and substance reasonably satisfactory to Lender that on the Closing Date and immediately after giving effect to the making of the Initial Term Loans and the payment of all Transaction Costs required to be made on the Closing Date, the Revenue Leverage Ratio is not greater than 0.20:1.00.

SECTION 3.02.                       Delayed Draw Term Loan. Lender’s funding of the Delayed Draw Term Loan is subject to the satisfaction or waiver in writing of the following conditions precedent prior to or contemporaneously with the making of the Delayed Term Loan:

(a)                Documentation. Lender shall have received, in form and substance satisfactory to it and its counsel, each of the following duly executed and delivered originally signed versions of:

(i)               each Israeli Floating Charge;

(ii)              each Israeli Share Charge;

(iii)             each Israeli IP Fixed Charge;

(iv)             a certificate of accuracy in respect of each Israeli Floating Charge and each Israeli Share Charge, in each case appending a Hebrew translation of such Israeli Security Document;

(v)              a Form 10 in respect of each Israeli Floating Charge and each Israeli Share Charge;

(vi)             a Form 1 in respect of each Israeli IP Fixed Charge;

(vii)            a customary legal opinion from Israeli counsel to the Parent and the Israeli Subsidiaries that are Loan Parties;

(viii)           payoff letters in form and substance satisfactory to Lender in respect of the payment in full Management Loans and termination of the commitments to lend thereunder, each of which will be paid in full substantially concurrently with the funding of the Delayed Draw Term Loan to be made on the Delayed Draw Term Loan Funding Date; and

(ix)              such other documents and information as Lender may reasonably request.

(b)                Financial Condition. There is no event or circumstance that has occurred or that could reasonably be expected to have a Material Adverse Effect.

(c)                Fees and Expenses. Payment of all fees payable on the Delayed Draw Term Loan Funding Date and payment of the Lender Expenses to the extent invoiced, plus such additional amounts of such fees, charges and disbursements as shall constitute Lender’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Delayed Draw Term Loan Funding Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(d)                Representations and Warranties. The representations and warranties of each Loan Party contained in each Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all respects on and as of the Delayed Draw Term Loan Funding Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such date).

(e)                Absence of Default. No Default or Event of Default exists or would result from the proposed credit extension or the application of the proceeds thereof and no event or circumstance exists that can reasonably be expected to have a Material Adverse Effect.

(f)                 No Material Adverse Effect. Both immediately before and after giving effect to the receipt of Delayed Draw Term Loan proceeds, there has not been a Material Adverse Effect since December 31, 2017.

(g)                Maximum EBITDA Leverage Ratio. The Borrower shall demonstrate in form and substance reasonably satisfactory to Lender that on the Delayed Draw Funding Date and immediately after giving effect to the making of the Initial Term Loan and the payment of all Transaction Costs required to be made on the Delayed Draw Funding Date, the EBITDA Leverage Ratio is not greater than 4.50:1.00; provided that, solely for purposes of calculating the EBITDA Leverage Ratio in this clause (g), Consolidated Adjusted EBITDA shall be deemed to be Consolidated Adjusted EBITDA for the two-fiscal quarter period ending on June 30, 2018 multiplied by 2.

(h)                Maximum Revenue Leverage Ratio. The Borrower shall demonstrate in form and substance reasonably satisfactory to Lender that on the Closing Date and immediately after giving effect to the making of the Initial Term Loans and the payment of all Transaction Costs required to be made on the Delayed Draw Funding Date, the Revenue Leverage Ratio is not greater than 0.40:1.00.

(i)                 Officer’s Certificate. Lender’s receipt of an officer’s certificate of Borrower, certifying (solely in his or her capacity as an officer and not individually) that the conditions specified in Sections 3.02(d), (e), (f), (g) and (h) have been satisfied.

SECTION 3.03.                       Incremental Term Loans. Lender’s funding of any Incremental Term Loan is subject to the satisfaction or waiver in writing of the following conditions precedent prior to or contemporaneously with the making of such Incremental Term Loan:

(a)                Incremental Term Loan Request. Lender shall have received, in form and substance satisfactory to it and its counsel, a fully executed Incremental Term Loan Request.

(b)                Representations and Warranties. The representations and warranties of each Loan Party contained in each Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to those representations and warranties qualified or modified by materiality in the text thereof) on and as of the date of the applicable Incremental Term Loan Request and of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c)                No Defaults. As of the date of the applicable Incremental Term Loan Request and of the Increased Amount Date, no event shall have occurred and be continuing or would result from the funding of such Incremental Term Loan that would constitute an Event of Default or a Default.

(d)                Maximum EBITDA Leverage Ratio. The Borrower shall demonstrate in form and substance reasonably satisfactory to Lender that on the date of the making of such Incremental Term Loan and immediately after giving effect to the making of the Incremental Term Loans to be made on such date and the payment of all Transaction Costs required to be made on the applicable Increased Amount Date, the EBITDA Leverage Ratio is not greater than 2.75:1.00.

(e)                Maximum Revenue Leverage Ratio. The Borrower shall demonstrate in form and substance reasonably satisfactory to Lender that on the date of the making of such Incremental Term Loan and immediately after giving effect to the making of the Incremental Term Loans to be made on such date and the payment of all Transaction Costs required to be made on the applicable Increased Amount Date, the Revenue Leverage Ratio is not greater than 0.75:1.00.

ARTICLE IV.   WARRANT

SECTION 4.01.                       Warrant to Purchase Shares. Pursuant to the terms and conditions of the Warrant, Parent grants Lender, or a designated Affiliate of Lender, the right to purchase shares in the Parent as more specifically set forth in the Warrant.

ARTICLE V.   COLLATERAL

SECTION 5.01.                       Security Interest in Collateral. As security for the full and prompt payment in cash and performance of the Obligations, Parent and Borrower shall, and shall cause the other Loan Parties, to pledge to Lender all of their right, title and interest in and to the applicable Collateral on the terms and conditions set forth in applicable Security Documents.

ARTICLE VI.   REPRESENTATIONS AND WARRANTIES

Each of Parent and Borrower represent and warrant to Lender that the following representations are true and complete as of the Closing Date, as of the Delayed Draw Term Loan Funding Date and on each Increased Amount Date:

SECTION 6.01.                       Existence, Qualification and Power. Each Loan Party and each Material Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business; and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; and (d) in respect of the Parent and any Loan Party that is an Israeli Subsidiary, it is not a “company in violation” (“hevrah meferah”) (as defined in Section 362A of the Israel Companies Law, 1999) and it has not received notice that it is expected to be registered as such.

SECTION 6.02.                       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of its Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which it is a party or affecting it or its properties or any of its Material Subsidiaries; or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) violate any Law.

SECTION 6.03.                       Governmental Authorization; Other Consents. Except as set forth in Schedule 6.03 and other than actions to perfect security interests, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

SECTION 6.04.                       Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

SECTION 6.05.                       Financial Statements; No Material Adverse Effect. The Historical Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (b) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein subject, if applicable, to changes resulting from normal year-end adjustments; and (c) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. Since the date of the Historical Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, except as disclosed to Lender in writing pursuant to Schedule 6.05.

SECTION 6.06.                       Litigation. Except as set forth on Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of any Loan Party, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Material Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, with an amount in controversy in excess of $500,000. Neither the Parent nor any of its Material Subsidiaries, nor any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Parent or any Material Subsidiary under the Securities Act and Exchange Act, as applicable.

SECTION 6.07.                       No Default. Neither any Loan Party nor any Material Subsidiary thereof is in default under or with respect to any material Contractual Obligation. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 6.08.                       Ownership of Property; Liens. Parent and its Material Subsidiaries each has, in all material respects, good, indefeasible and merchantable title to and ownership of its property free and clear of all Liens, except Permitted Liens.

SECTION 6.09.                       Environmental Compliance. Parent and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.10.                       Insurance. The properties of Parent and its Material Subsidiaries are insured with insurance companies that are not Affiliates of the Loan Parties that, to their Knowledge, are financially sound and reputable, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as the Borrower or applicable Material Subsidiary), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Material Subsidiary operates.

SECTION 6.11.                       Taxes. Parent and each Material Subsidiary has prepared and filed (or filed applicable extensions therefor) all tax returns required to have been filed by Parent or such Material Subsidiary with all appropriate governmental agencies and paid all taxes shown thereon or otherwise owed by it, other than any such taxes which the Parent or any Material Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Parent’s financial statements. The charges, accruals and reserves on the books of the Parent in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Parent or any Material Subsidiary nor, to Parent’s or Borrower’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority. All taxes and other assessments and levies that the Parent or any Material Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, other than any such taxes which the Parent or any Material Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Parent’s financial statements. There are no tax liens or claims pending or, to Parent’s or Borrower’s Knowledge, threatened in writing against the Parent or any Material Subsidiary or any of their respective assets or property except in connection with any such taxes which the Parent or any Material Subsidiary are contesting in good faith as provided in the immediately preceding sentence. There are no outstanding tax sharing agreements or other such arrangements between the Parent and any Material Subsidiary or other corporation or entity.

SECTION 6.12.                       ERISA Compliance.

(a)                Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Knowledge of the Borrower or Parent, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                There are no pending or, to the Knowledge of the Borrower or Parent, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)                (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title W of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 6.13.                       Subsidiaries; Equity Interests. Parent has no Subsidiaries other than those specifically set forth on Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts set forth on Schedule 6.13, free and clear of all Liens other than Permitted Liens. Parent and its Subsidiaries have no equity investments in any other corporation or entity. All of the outstanding Equity Interests of Parent and its Subsidiaries have been validly issued and are fully paid and nonassessable.

SECTION 6.14.                       Margin Regulations; Investment Company Act. Each of Parent and the Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock. None of Parent, the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 6.15.                       Disclosure. No representation or warranty of Parent or any of its Subsidiaries contained in any Loan Document and none of the statements contained in any other document, certificate, report, financial statement or written statement furnished to the Lender by or on behalf of the Parent or any of its Subsidiaries pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it or on its behalf) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Parent to be reasonable at the time made.

SECTION 6.16.                       Compliance with Laws. Each Loan Party and each Material Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties.

SECTION 6.17.                       Intellectual Property.

(a)                Schedule 6.17 sets forth a complete and accurate list of all: (i) issuances, registrations and applications for Intellectual Property owned or exclusively licensed by Parent or a Subsidiary, indicating for each, as applicable, the title, jurisdiction, record owner, and application or registration number; and (ii) Licenses to which Parent or any of its Subsidiaries is a party or otherwise bound that are material to the conduct of the business of Parent or any Subsidiary or that involve any Assigned Patent (each, a “Material License”).

(b)                Except as set forth on Schedule 6.17, (x) Parent and each Subsidiary exclusively own all right, title and interest in and to, or have a valid and enforceable right to use, free and clear of any Lien other than any Permitted Liens, all Intellectual Property necessary for the conduct of its business as presently conducted and (y) other than as contemplated by the Patent Assignment Agreement, no Intellectual Property is subject to any assignments, springing licenses, options, non-assertion agreements, earn-outs, monetization agreements, profit and revenue sharing arrangements, derivative interests, fee and recovery splitting agreements, registered user agreements, shop rights and covenants by Parent or any of its Subsidiaries not to sue third persons with respect to such Intellectual Property. Parent or such Subsidiary has the power to bring and sustain actions and recover for past, present and future infringement of such Intellectual Property without having to join any other third party and no provision of any Material License will materially restrict the ability of Parent or such Subsidiary to pursue any monetization of such Intellectual Property. The conduct of the business of Parent and each Subsidiary does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person. No claim has been brought, is pending, or, to Borrower’s or Parent’s Knowledge, has been threatened, by any Person (i) alleging that the conduct of the business of the Parent or a Subsidiary infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person or (ii) challenging or questioning the validity, enforceability, ownership, use, registrability or patentability of any Intellectual Property. Except as set forth on Schedule 6.17, no Person is, or is alleged to be, infringing, misappropriating, diluting or otherwise violating any Intellectual Property of Parent or any Subsidiary.

(c)                All Material Intellectual Property is: (i) subsisting and has not been adjudged invalid or unenforceable, in whole or part, and (ii) to the Knowledge of Borrower or Parent, valid, in full force and effect. Parent and each Subsidiary has taken commercially reasonable steps to maintain, enforce and protect its Intellectual Property, including by requiring each employee, consultant and independent contractor involved in the creation, development or authorship of any Intellectual Property to execute an agreement pursuant to which such Person (x) agrees to protect the confidential information of Parent and each Subsidiary and (y) assigns to Parent or a Subsidiary, as applicable, all rights in any Intellectual Property created in the course of his, her or its employment or other engagement with Parent or a Subsidiary.

(d)                Parent and each of its Subsidiaries has obtained and properly recorded previously executed assignments from inventors and all other Persons for the Patents owned by it, including the Assigned Patents, as necessary to fully perfect its rights and title therein in accordance with governing Law in each respective jurisdiction. To each Loan Party’s Knowledge, all inventors named on the Patents are true and correct. Except as may be set forth on Schedule 6.17, there is no obligation imposed by a standards-setting organization to license any of the Patents owned by Parent or its Subsidiaries, including the Assigned Patents.

(e)                Except as set forth on Schedule 6.17, no Patent owned by Parent or any of its Subsidiaries, including the Assigned Patents, has ever been found invalid, unpatentable, or unenforceable for any reason in any proceeding and Borrower and Parent have no Knowledge of and has not received any notice or information of any kind suggesting that Patents owned by Parent or any of its Subsidiaries, including the Assigned Patents, may be invalid, unpatentable, or unenforceable other than official notices from patent offices in the course of patent prosecution. If any Assigned Patent is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Assigned Patents. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent owned by Parent or any of its Subsidiaries, including the Assigned Patents, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in such Patent to an entity that was not a “small entity”.

(f)                 Neither Parent nor any Subsidiary is in material breach of or default under the provisions of any of the Material Licenses, or has received written notice of any such breach or default or the intention of the other party to terminate such License, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a material conflict, breach, default or event of default under, any of the foregoing.

(g)                Neither Parent nor any Israeli Subsidiary owns or controls any IIA-Funded Know How and no security interest is being created over any IIA-Funded Know-How by any Loan Party.

SECTION 6.18.                       Rights in Collateral; Priority of Liens. Each Loan Party owns the property granted by it as Collateral under the Loan Documents, free and clear of any and all Liens in favor of third parties other than Permitted Liens. Upon (i) the proper filing of the UCC financing statements, (ii) with respect to any Collateral consisting of Deposit Accounts, Securities Accounts or Securities Entitlements, the Lender obtaining “control” over such Deposit Accounts, Securities Accounts or Securities Entitlements, (iii) with respect to certificated securities representing pledged Equity Interests constituting Collateral, the Lender taking possession of such certificated securities, (iv) with respect to the Israeli Loan Parties, filing in the appropriate form of any Security Document being entered into by an Israeli Loan Party with the Israeli Registrar of Companies (including a Hebrew convenience translation of any such Security Document) within 21 days of execution of such Security Document, (v) with respect to the Israeli IP Fixed Charge, filing in the appropriate form of the Israeli IP Fixed Charge with the Israeli Registrar of Pledges and the Israeli Registrar of Patents, Designs and Trademarks (the latter within 21 days of execution of the Israeli IP Fixed Charge) and (vi) all other actions contemplated by the Security Documents all other actions contemplated by the Security Agreement, the Liens in the Collateral granted to Lender pursuant to the Loan Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral, subject only to Permitted Liens.

SECTION 6.19.                       Solvency. Borrower is Solvent and Parent and its Subsidiaries on a consolidated basis are Solvent.

SECTION 6.20.                       Business Locations; Taxpayer Identification Number. Set forth in Schedule 6.20 are: (a) a list of each location where any Collateral is kept and each Loan Party’s chief executive office, exact legal name, U.S. taxpayer identification number and organizational identification number. Except as set forth on Schedule 6.20, no Loan Party has during the five (5) years preceding the Closing Date (i) changed its legal name; (ii) changed its state of formation; or (iii) been party to a merger, consolidation or other change in structure.

SECTION 6.21.                       Collateral. The Collateral includes, among other things, 99.8% of the Equity Interests of Borrower and 100% of the Equity Interests of each Subsidiary of a Loan Party; provided that the Collateral includes only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party (other than Parent) that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC).

SECTION 6.22.                       Patriot Act; Sanctions; Export Controls; FCPA.

(a)                To the extent applicable, each of Parent and its Subsidiaries is in compliance, in all material respects, with the Patriot Act and the Prohibition on Money Laundering Law.

(b)                Parent represents that neither Parent nor any of its Subsidiaries nor any director, officer or employee thereof, nor, to its knowledge, any agent, affiliate or representative of Parent or any Subsidiary, is an individual or entity that is, or is owned or controlled by a Person that is:

(i)               listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) or listed in the Israeli Ministry of Defense register of designated "unlawful associations" and terrorist organizations, as well as individuals specifically declared as being involved in designated terrorist activities (as updated from time to time);

(ii)             prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering (including the Israeli Anti-Terror Laws);

(iii)             engaged in “terrorism” as defined in the Executive Order;

(iv)             the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, the State of Israel or Her Majesty’s Treasury (collectively, “Sanctions”); or

(v)              located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, as of the date hereof, Cuba, Iran, Lebanon, North Korea, Sudan, Syria and the Crimea region of the Ukraine) (each a “Designated Jurisdiction”).

(c)                Parent represents and covenants that it and its Subsidiaries will not, directly or, to its knowledge, indirectly, use the proceeds of the Terms Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)               to fund or facilitate any activities or business (x) of or with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions or (y) in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive Sanctions; or

(ii)               in any other manner that will result in a violation of Sanctions by any Person (including Lender or other party hereto).

(d)                To the extent applicable, each of Parent and its Subsidiaries is in compliance with the Export Control Regulations. Parent represents that neither Parent nor any of its Subsidiaries have engaged in transactions with, or exported any products, services or associated technical data: (i) into (or to a national or resident of) Cuba, Iran, Lebanon, North Korea, Sudan, Syria, the Crimea region of the Ukraine or any other country or territory to which the United States had embargoed exports or with which the United States had proscribed economic transactions as of the date of such export or transaction; or (ii) to any person or entity included on the list of Specially Designated Nationals and Blocked Persons (each as defined and maintained by OFAC) or the Denied Persons List (as defined and maintained by the U.S. Department of Commerce) as of the date of such transaction or export; or (iii) that would otherwise constitute or give rise to a violation of the Export Control Regulations.

(e)                Parent represents that neither Parent nor any of its Subsidiaries nor any director, officer or employee thereof, has taken any action, directly or indirectly, that would result in a violation by any of the foregoing of the FCPA and the rules and regulations thereunder or any other applicable anti-corruption law in any material respect. Parent represents that to its knowledge, no agent, affiliate or representative of Parent or any Subsidiary has taken any action, directly or indirectly, that would result in a violation by any of the foregoing of the FCPA and the rules and regulations thereunder or any other applicable anti-corruption law.

(f)                 Parent represents that the proceeds of the Term Loans will not be used by Parent or any of its Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any other applicable anti-corruption law in any material respect.

ARTICLE VII.   AFFIRMATIVE COVENANTS

Until the Obligations have been fully satisfied in cash and Lender’s commitment to advance credit has expired, each of Borrower and Parent shall, and shall (except in the case of the covenants set forth in Sections 7.02 and 7.03) cause each of their Material Subsidiaries to:

SECTION 7.01.                       Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all Governmental Authorities.

SECTION 7.02.                       Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:

(a)                as soon as available, but in any event within 180 days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of PricewaterhouseCoopers or, if Parent decides to replace such firm, by any other “big four” accounting firm or by such other independent certified public accountant of regionally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (the “Audited Financial Statements”);

(b)                as soon as available, but in any event within 60 days after the end of each fiscal quarter (including, for the avoidance of doubt, the last fiscal quarter of each fiscal year), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by Parent’s chief executive officer, chief financial officer or treasurer (solely in his or her capacity as an officer and not individually) as fairly presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)                as soon as available, but in any event within 180 days after the end of each fiscal year of the Parent, annual operating and financial projections approved by Parent’s Board of Directors and in a form acceptable to Lender.

SECTION 7.03.                       Certificates; Other Information. Deliver to Lender, in form and detail reasonably satisfactory to Lender:

(a)                concurrently with the delivery of the financial statements referred to in Section 7.02(a), a certificate of independent certified public accountants certifying such financial statements;

(b)                concurrently with the delivery of the financial statements referred to in Sections 7.02(a), (b) and (c), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer or treasurer of Parent (solely in his or her capacity as an officer and not individually) which shall include such supplements to each of the Schedules hereto as are necessary such that, as supplemented, the relevant disclosures would be accurate and complete as of the date of such Compliance Certificate;

(c)                promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to Parent’s Board of Directors (or the audit committee of the Board of Directors) by independent accountants in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them;

(d)                [reserved];

(e)                promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt or equity securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant hereto;

(f)                 promptly, and in any event within ten (10) days after receipt thereof by Parent, Borrower or any Material Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Parent, Borrower or any Material Subsidiary thereof to the extent permitted to be disclosed to third parties under applicable Law; and

(g)                promptly, such additional information regarding the business, financial or corporate affairs of Parent or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

SECTION 7.04.                       Notices. Promptly after a Responsible Officer of Parent or Borrower obtains Knowledge thereof notify the Lender:

(a)                of the occurrence of any Default;

(b)                of the occurrence of any ERISA Event;

(c)                of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, a Material Asset Value Impact or a Material Adverse Loan Impact, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Parent or any Material Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Parent or any Material Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Parent or any Material Subsidiary, including pursuant to any applicable Environmental Laws; and

(d)                of any material change in accounting policies or financial reporting practices by Parent or any Subsidiary.

SECTION 7.05.                       Payment of Obligations. Pay and discharge as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Parent or such Material Subsidiary, except to the extent that the failure to make such payments would not reasonably be expected to have a Material Adverse Loan Impact; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property other than Permitted Liens, except to the extent that the failure to make such payments would not reasonably be expected to have a Material Asset Value Impact; (c) all Obligations, as and when due and payable subject to any applicable grace or cure periods and (d) all other obligations and liabilities, except to the extent that the failure to make such payments would not reasonably be expected to have a Material Adverse Loan Impact and/or a Material Asset Value Impact.

SECTION 7.06.                       Books and Records. Maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of Parent or such Material Subsidiary, as the case may be.

SECTION 7.07.                       Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating books and records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours, upon reasonable advance notice to Borrower not more than one (1) time each calendar year (in the absence of an Event of Default); provided, however, that (a) when an Event of Default has occurred and is continuing, the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing as often as may be reasonably desired, at the expense of the Loan Parties at any time during normal business hours and without advance notice; and (b) the Borrower shall not be required to pay the reasonable expenses of more than one (1) visit and inspections during any calendar year unless an Event of Default has occurred and is continuing.

SECTION 7.08.                       Litigation Cooperation. To the extent permitted by applicable Law, make available to Lender, without expense to Lender, Parent, its Subsidiaries and their directors, officers, employees and agents and its corporate, financial and operating books and records to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral (including the Patent Rights) or the Obligations.

SECTION 7.09.                       Use of Proceeds. Use the loan proceeds (a) for working capital, growth capital, capital expenditures and other general corporate purposes, (b) to pay Transaction Costs, (c) to make Permitted Investments; acquisitions permitted by clause (xi) of the definition of Permitted Investments, (d) solely with respect to the proceeds of the Initial Term Loans, for the payment in full of the CB&T Loan, and (e) solely with respect to the proceeds of the Delayed Draw Term Loan, for the payment in full of certain loans made to Parent and Borrower by certain members of the Loan Parties’ management team prior to the Closing Date (the “Management Loans”). In no event shall the proceeds from a Term Loan be used in contravention of any Law or of any Loan Document.

SECTION 7.10.                       Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except any such failure to remain in existence or good standing that is remedied by the Parent, the Borrower or the applicable Material Subsidiary, as the case may be, in a manner that retroactively reinstates such Person’s existence or good standing, as if such failure to remain in existence and/or good standing had not occurred, no more than five (5) days following the revocation of such legal existence or good standing; (b) take all action to maintain all rights, material privileges, permits, licenses and franchises reasonably necessary or desirable in the normal conduct of its business, except in the case of any Material Subsidiary to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Loan Impact and/or a Material Asset Value Impact.

SECTION 7.11.                       Maintenance of Properties. (a) Maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used or useful in the business of the Parent and its Material Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent that the failure to do so would not reasonably be expected to have a Material Asset Value Impact and (b) maintain, enforce and protect all of the Material Intellectual Property, maintain and keep in full force and effect all issued or registered Material Intellectual Property and continue to prosecute all applications for any Material Intellectual Property.

SECTION 7.12.                       Formation or Acquisition of Subsidiaries. At the time that any Loan Party (other than Parent) forms any direct or indirect Material Subsidiary or acquires any direct or indirect Material Subsidiary after the date hereof, Borrower shall, or shall cause such other Loan Party to (a) concurrently with such Material Subsidiary becoming a Material Subsidiary of the Borrower or such other Loan Party, cause such new Material Subsidiary to become a Guarantor under the Guaranty and a “Grantor” under the Security Agreement by executing a joinder to the Guaranty and a joinder to the Security Agreement, in each case in form and substance satisfactory to the Lender; provided that a joinder to the Guaranty and the Security Agreement shall not be required to be provided to Lender with respect to any such Material Subsidiary that is a CFC or a Subsidiary of a CFC, (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates as are required under the Guaranty and Security Agreement, such other documents, instruments, agreements and certificates set forth in Sections 3.01(a)(ii), (iii), (iv), (vii) and (viii) and Section 3.01(g) and, for any Israeli Subsidiary or Subsidiary organized under the laws of any non-U.S. jurisdiction, Section 3.01(i), to grant to Lender a first priority Lien (subject to Permitted Liens) on substantially all of the assets of such Material Subsidiary and to pledge to Lender 100% the Equity Interests of such Subsidiary, all of the foregoing in form and substance satisfactory to the Lender; provided that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party (other than Parent) that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged (which pledge, if reasonably requested by Lender, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) to the extent reasonably requested by the Lender, provide to the Lender all other documentation in form and substance reasonably satisfactory to the Lender (including additional local law security, if applicable), including one or more opinions of counsel reasonably satisfactory to the Lender, which in its opinion is customary with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 7.12 shall be a Loan Document.

SECTION 7.13.                       Insurance. Keep its business insured for risks as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of a similar size, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. (i) All property policies of the Parent and its Material Subsidiaries shall have a lender’s loss payable endorsement showing Lender as a lender loss payee and waive subrogation against the Lender; (ii) all liability policies of Parent and its Material Subsidiaries shall show, or have endorsements showing, the Lender as an additional insured; and (iii) all policies of the Parent and its Material Subsidiaries (or their respective endorsements) shall provide that the insurer shall give the Lender at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy. At the Lender’s request, Parent and its Material Subsidiaries shall deliver certified copies of policies and evidence of all premium payments. If the Borrower fails to obtain insurance as required under this Section 7.13 or to pay any amount or furnish any required proof of payment to third persons and the Lender, the Lender may upon concurrent notice to the Parent make all or part of such payment or obtain such insurance policies required in this Section 7.13, and take any action under the policies the Lender reasonably deems prudent.

SECTION 7.14.                       Further Assurances. The Loan Parties shall, at their own expense, execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

SECTION 7.15.                       SPE Compliance. SPE Guarantor shall comply with, and Borrower shall use best efforts, to the full extent of its power and obligations as an equity holder of SPE Guarantor, to comply, with the Conduct of Business Provisions.

SECTION 7.16.                       Post-Closing Obligations. The Loan Parties shall deliver, or cause to be delivered, to Lender, or otherwise complete to Lender’s reasonable satisfaction, the items set forth on Schedule 7.16 on or before the date specified for such item or such later date determined by Lender in its sole discretion.

SECTION 7.17.                       Financial Covenants.

(a)                Minimum Liquidity. The Loan Parties shall have a minimum of $1,500,000 of Unrestricted Cash-on-Hand at all times, and shall provide monthly certifications with respect thereto at the end of each calendar month in form and substance satisfactory to Lender.

(b)                Minimum Debt Service Coverage Ratio. Loan Parties shall not permit the Debt Service Coverage Ratio, as of the last day of any fiscal quarter of Parent and its Subsidiaries, beginning with the fiscal quarter ending September 6, 2018, to be less than 1.15:1.00.

(c)                Total EBITDA Leverage Ratio. Loan Parties shall not permit the EBITDA Leverage Ratio as of the last day of any fiscal quarter of Parent and its Subsidiaries, beginning with the fiscal quarter ending September 30, 2018, to exceed the correlative ratio below:

Fiscal Quarter Ending	EBITDA Leverage Ratio
September 30, 2018	4.50:1.00
December 31, 2018	4.50:1.00
March 31, 2019	4.00:1.00
June 30, 2019	4.00:1.00
September 30, 2019	4.00:1.00
December 31, 2019	4.00:1.00
March 31, 2020 and thereafter	3.50:1.00

SECTION 7.18.                       Patents and Patent Rights.

(a)                Borrower shall not waive or modify, and shall use best efforts not to suffer the waiver or modification of, any legal rights of a material nature arising out of or relating to the Patent Rights without the express prior written consent of Lender.

(b)                Borrower shall be liable to Lender for (and shall pay Lender within fifteen (15) days of delivery by Lender of any demand or invoice for) any reasonable expenditures by Lender in connection with (i) the maintenance and preservation of the Collateral, including, but not limited to, taxes, recording fees, appraisal fees, certificate of title charges, recording and filing fees (including UCC financing statement fees, taxes (including documentary stamps) and search fees), fees arising out of or relating to the Patent Rights, the reasonable fees and disbursements of Lender’s outside counsel, levies, insurance and repairs; and (ii) in addition to damages for breach of warranty, misrepresentation, or breach of covenant by Borrower, the enforcement of this Agreement and the Loan Documents as a result of such breach or misrepresentation, including, but not limited to, the repossession, holding, preparation for sale, and the sale of the Collateral (including reasonable attorneys’ and accountants’ fees and expenses), and all such liabilities shall be included in the definition of Obligations, shall be secured by the security interest granted herein, and shall be payable upon demand.

(c)                Borrower and Parent shall use its best efforts to ensure that no standards-setting organization shall impose an obligation to license any of the Patents owned by Parent and its Material Subsidiaries, including the Assigned Patents, on particular terms or conditions. Borrower shall not agree to be subject to any covenant not to sue or other restrictions on its enforcement or enjoyment of the Patent Rights without Lender’s consent.

(d)                Borrower does not know of and has not received any notice or information of any kind suggesting that the Patents owned by Parent and its Material Subsidiaries, including the Assigned Patents, may be invalid, unpatentable, or unenforceable other than (i) official notices from patent offices in the course of patent prosecution and (ii) allegations from third parties in litigation involving, or invited to take a license under, certain Patents owned by Parent and its Material Subsidiaries, including the Assigned Patents.

(e)                All applications to Patent any Intellectual Property that is owned by Borrower or Parent (or any of its Material Subsidiaries) shall be filed in the name of SPE Guarantor, and (i) Parent shall, or shall cause any of its Material Subsidiaries to, file all documents and take such other actions as shall be necessary or reasonably requested by Lender to assign all right, title and interest in and to such patent application, and all related Trade Secrets, to Parent or any of its Material Subsidiaries, including the execution of, and recording with the relevant filing office of, an assignment in the form of the Patent Assignment Agreement with respect to such patent application, and all related Trade Secrets, and (ii) such Patent application shall automatically be deemed an Assigned Patent and such Trade Secrets shall automatically be deemed Assigned Trade Secrets hereunder, and Borrower, Parent and each of its Material Subsidiaries, as applicable, hereby assign to SPE Guarantor all right, title, and interest in and to such Patent applications and Trade Secrets.

(f)                 All Patents acquired by Borrower or Parent (or any of its Material Subsidiaries) from any other Person, or which any right, title or interest arises in Parent (or any of its Material Subsidiaries), shall be assigned to and held in the name of Borrower and (i) Parent shall, or shall cause any of its Material Subsidiaries to, file all documents and take such other actions as shall be necessary or reasonably requested by Lender to cause all right, title and interest in and to such Patents, and all related Trade Secrets, to vest in SPE Guarantor, including the execution of, and recording with the relevant filing office of, a Patent Assignment Agreement with respect to such Patents, and all related Trade Secrets, and (ii) such Patents shall automatically be deemed Assigned Patents and such Trade Secrets shall automatically be deemed Assigned Trade Secrets hereunder and shall be owned by SPE Guarantor together with all Assigned Patent Rights associated therewith, and Borrower, Parent and each of their Material Subsidiaries, as applicable, hereby assign to SPE Guarantor all right, title, and interest in and to such Patents and Trade Secrets.

(g)                All Patents that are material to the conduct of the business of Parent and its Subsidiaries shall be owned by a Loan Party.

ARTICLE VIII.   NEGATIVE COVENANTS

Until the Obligations have been fully satisfied in cash and Lender’s commitment to advance credit has expired, Parent and Borrower shall not, nor shall they permit any Material Subsidiary to, directly or indirectly:

SECTION 8.01.                       Dispositions. Transfer, or permit any of its Material Subsidiaries to Transfer, in one transaction or a series of transactions, all or any part of their or their Material Subsidiary’s business, property or assets except for (a) Alvarion Patent Dispositions and (b) transfers (i) of worn-out or obsolete equipment; (ii) in connection with Permitted Liens, investments, and any dividends or distributions not prohibited by this Agreement; (iii) of nonexclusive licenses for the use of the property of Parent or its Material Subsidiaries in the ordinary course of business; (iv) of cash or cash equivalents in a manner that is not prohibited by the terms of this Agreement; (v) pursuant to the Patent Assignment Agreement, the Patent License Agreement (Fortress) and the Patent License Agreement (Loan Parties); and (vi) of inventory in the ordinary course of business; and (vii) of other property (other than Intellectual Property) for a purchase price equal to or greater than the greater of (x) fair market value and (y) 1.25x the original purchase price paid by Borrower or such Material Subsidiary (as determined by Lender in its reasonable discretion) and in an aggregate amount not to exceed $2,000,000 in any fiscal year of Parent. Notwithstanding the foregoing or anything else herein to the contrary, Borrower shall not Transfer the Assigned Patent Rights and neither Parent nor any of its Subsidiaries shall Transfer its rights under the Patent License Agreement (Fortress) or the Patent License Agreement (Loan Parties) without Lender’s prior written consent (in its sole and absolute discretion).

SECTION 8.02.                       Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Material Subsidiaries to engage in any business other than the businesses engaged in by Parent and such Material Subsidiary, as applicable, on the Closing Date and other business activities complementary, incidental or related thereto; (b) liquidate or dissolve, except that any Material Subsidiary that is not a Loan Party may liquidate or dissolve and any Material Subsidiary that is a Loan Party may liquidate or dissolve so long as the assets of such Loan Party are transferred to another Loan Party; or (c) change Parent’s chief executive officer where Parent’s Board of Directors does not replace such officer with at least a Board-approved interim chief executive officer within ninety (90) days of such change and a Board-approved permanent replacement chief executive officer within two hundred-forty (240) days of such change. Neither Parent nor Borrower shall, (1) without at least five (5) days prior written notice to Lender (or such shorter period as it may agree), add any new offices or business locations (unless such new offices or business locations contain less than $100,000 of any Loan Party’s property), (2) without at least thirty (30) days prior written notice to Lender (or such shorter period as it may agree); (i) change its jurisdiction of organization; (ii) change its organizational structure or type; (iii) change its legal name; or (iv) change any organizational number (if any) assigned by its jurisdiction of organization or (3) without the consent of the Lender, enter into any agreement or arrangement with the Israeli Tax Authority (the “ITA”) for payment in instalments or rescheduling of amounts due to the ITA (“Hesder Prisah”).

SECTION 8.03.                       Mergers or Acquisitions. Consummate a Business Combination (except for a Permitted Investment) without obtaining the written consent of the Lender (in its sole and absolute discretion); except (i) any Subsidiary of Parent (other than the Borrower or the SPE Guarantor) may be merged with or into Borrower or any Guarantor (other than Parent or the SPE Guarantor), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor (other than the SPE Guarantor); provided, in the case of such a merger, Borrower or such Guarantor, as applicable shall be the continuing or surviving Person and (ii) any non-Loan Party Subsidiary of Parent may be merged with or into any other non-Loan Party Subsidiary of Parent.

SECTION 8.04.                       Liens. Create, incur, assume or suffer to exist any Lien, except Permitted Liens, upon any of its property, assets or revenues, whether now owned or hereafter acquired.

SECTION 8.05.                       Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any of its capital stock; provided, that (i) Parent may convert any of its convertible securities into other securities that do not constitute Disqualified Equity Interests pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Parent may pay dividends solely in common stock, (iii) Parent may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, that such repurchases do not exceed in the aggregate $50,000 per fiscal year or (iv) Subsidiaries of Parent may make distributions to Parent, Lender or an Affiliate of Lender or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

SECTION 8.06.                       Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Loan Party on terms that are less favorable to Parent or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate other than any transactions between the Loan Parties expressly permitted hereunder.

SECTION 8.07.                       Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, such agreements to be in form and substance satisfactory to Lender in its sole discretion or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lender.

SECTION 8.08.                       Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of a Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction (as defined in ERISA), to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower in excess of $50,000, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

SECTION 8.09.                       Indebtedness. Create or suffer to exist any Indebtedness, other than Permitted Indebtedness.

SECTION 8.10.                       Amendments to Organization Documents, Patent Assignment Agreement or Patent License Agreement. Amend, or permit the amendment of, Parent’s, or any of its Subsidiaries’, Organization Documents in a manner adverse to the Lender or amend, or permit the amendment of, the Patent Assignment Agreement or the Patent License Agreement (Loan Parties).

SECTION 8.11.                       Sanctions. Use the proceeds of a Term Loan, or lend, contribute or otherwise make available proceeds of a Term Loan to any Subsidiary of the Borrower or Parent, joint venture partner or other individual or entity, directly, or knowingly indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Prohibition on Money Laundering Law, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Loan Parties or (b) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions in material violation thereof, or in any other manner that will result in a material violation by an individual or entity (including any individual or entity participating in the transactions contemplated hereby or otherwise) of Sanctions.

ARTICLE IX.   EVENTS OF DEFAULT.

SECTION 9.01.                       Events of Default. Any one of the following shall constitute an event of default (an “Event of Default”):

(a)                Payment Default. A Loan Party fails to (i) make any payment of principal or interest on the Term Loans within five (5) days after the due date therefor or (ii) pay any other payment Obligation and such default shall continue unremedied for a period of five (5) days after the date when due and payable or when declared due and payable in accordance with this Agreement.

(b)                Representations and Warranties. Any representation, warranty, certification or other statement made in writing (including via email) by Parent or any of its Subsidiaries in any Loan Document or in any written statement (including via email) or certificate at any time given by the Parent or any of its Subsidiaries pursuant hereto or thereto or in connection herewith or therewith shall have been false in any material respect on the date as of which made (other than with respect to any projections or forward-looking statements, unless such projections or forward-looking statements were intentionally misleading when made or were not based on good faith estimates and assumptions of the management of Parent).

(c)                Specific Covenants.

(1)              A Loan Party fails to deliver any item required in Sections 7.02 or 7.03 (other than 7.03(g)) or fails to perform or observe any term, covenant or agreement contained in Sections 7.04 (other than 7.04(d)), 7.07, 7.09, 7.10(a) (solely with respect to the legal existence of the Borrower), 7.12, 7.15, 7.16, 7.17 or 7.18 or Article 8,

(2)              a Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 7.03(g), 7.04(d), 7.12 and such failure continues for fourteen (14) days, or

(3)              any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guaranty and such failure continues for fourteen (14) days.

(d)                Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 9.01(a), 9.01(b), or 9.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days.

(e)                Cross-Default.

(1)              Parent or any of its Material Subsidiaries shall fail to pay when due (after giving effect to any applicable grace period) any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness in an individual principal amount of $150,000 or more or with an aggregate principal amount of $150,000 or more; or

(2)               The breach or default (after giving effect to any applicable grace period) by Parent or any of its Material Subsidiaries with respect to any other term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise).

(f)                 Restraint on Business. (a) Any Loan Party shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of such Loan Party and such order shall continue in effect for more than thirty (30) days thereafter, (b) there shall occur any damage to, or loss, theft, attachment, levy or destruction of, any material part of the Collateral, whether or not insured, or (c) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or terrorism, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of a Loan Party if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect.

(g)                Asset Seizure. (i) Any material portion of any Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver; or (ii) any court order enjoins, restrains, or prevents any Loan Party from conducting any material part of its business, in each case, as to each of clauses (i) and (ii), which event continues in existence and is not remedied, dismissed or stayed for thirty (30) days after the date when such event first occurred.

(h)                Insolvency Proceedings. (i) Parent or any of its Subsidiaries institutes, or consents to, or cooperates or colludes with a third party regarding, the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (ii) any receiver (temporary or permanent), trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person or an order for relief is entered in any such proceeding, in each case with respect to clauses (ii) and (iii) above which event continues in existence and is not remedied, dismissed or stayed for sixty (60) days after the date when such event first occurred.

(i)                 Inability to Pay Debts. Parent or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due and such circumstance, event or failure continues in existence and is not remedied for thirty (30) days after the date when such circumstance, event or failure first occurred or came into existence.

(j)                 Judgments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $300,000 over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier or (ii) in the aggregate at any time an amount in excess of $300,000 over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier, shall be entered or filed against Parent or any of its Material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder).

(k)                Change of Control. A Change of Control occurs.

(l)                 ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title W of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000 and such ERISA Event continues in existence and is not remedied for thirty (30) days after actual or constructive notice of the occurrence thereof, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $250,000 and such failure to pay continues in existence and is not remedied for sixty (60) days after the date when such payment was due.

(m)              Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or prior to satisfaction in full of all the Obligations, ceases to be in full force and effect; (i) any Loan Party (1) contests in any manner the validity or enforceability of any Loan Document as a whole or (2) unsuccessfully contests the asserted applicability by Lender of any specific provision of any Loan Document; or (iii) any Loan Party wrongfully denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

(n)                Intellectual Property. (i) Parent or any of its Subsidiaries (including the SPE Guarantor’s obligations under Section 5.07 of the SPE Operating Agreement) fails to make timely payment of maintenance fees, annuities or the like for any Patent (for the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future) or (ii) any Patent is found invalid, unpatentable or unenforceable due to a future act or omission by Parent or any of its Subsidiaries that constitutes gross negligence or willful misconduct, in each case, as to each of clauses (i) and (ii), which failure or event continues in existence and is not remedied for thirty (30) days after Borrower’s receipt of actual or constructive notice thereof.

(o)                Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason cause such subordination to be revoked or invalidated or otherwise cease to be in full force and effect (other than a termination in accordance with the terms of the payment in full of such Subordinated Debt so long as such payment is permitted under the terms of the subordination or other agreement between such Person and Lender or otherwise agreed by Lender in writing) or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, if the Loan Parties fail to comply with Section 7.11(a), or any covenant set forth Section 7.17 as of the last day of the applicable testing period (each, a “Specified Breach”), such Specified Breach shall not constitute an Event of Default hereunder unless there is a failure to comply with such individual Section for two consecutive testing periods and an Event of Default did not occur as of the immediately preceding testing period. Notwithstanding the immediately preceding sentence, the occurrence of any Specified Breach following the occurrence of three (3) non-consecutive Specified Breaches of an individual Section which do not result in an Event of Default in accordance with the foregoing, shall constitute an Event of Default; provided further with respect to any such individual Section that is qualified by Material Adverse Loan Impact or Material Asset Value Impact, the event giving rise thereto shall have been remedied and/or the damages arising therefor shall have been paid or otherwise discharged on or prior to the last day of the applicable testing period.

ARTICLE X.   LENDER’S RIGHTS AND REMEDIES

SECTION 10.01.                   Rights and Remedies.

(a)                While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following, singularly, consecutively or cumulatively:

(i)               Declare all Obligations (including any Applicable Prepayment Premium and the End of Term Fee) immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower (but if an Event of Default described in Section 9.01(h) occurs, all Obligations (including any Applicable Prepayment Premium and the End of Term Fee) are immediately due and payable without any action by Lender);

(ii)               Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(iii)             Make any payments and do any acts it considers necessary or reasonable to protect the Collateral or its security interest in the Collateral. Lender may pay, purchase, contest, or compromise any Lien, other than a Permitted Lien, which appears to be prior or superior to its security interest and in exercising any such powers, incur any liability, expend whatever amounts in its absolute discretion it may deem necessary therefor, including cost of evidence of title, employ counsel and pay reasonable attorneys’ fees;

(iv)            Without notice to or demand upon Parent or any of its Subsidiaries and without releasing any Loan Party from any obligation hereof, reclaim, recover, maintain, prepare for sale, advertise for sale, and sell the Collateral and in exercising any such powers, incur any liability, expend whatever amounts in its absolute discretion it may deem necessary therefor, including cost of evidence of title, employ counsel and pay reasonable attorneys’ fees. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Parent’s or any of its Subsidiaries’ labels, Patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 10.01. Parent’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Lender’s benefit;

(v)             Transfer all or part of the Collateral into the name of Borrower or its nominee;

(vi)            Demand and receive possession of Parent’s or any of its Subsidiaries’ corporate, financial and operating books and records; and

(vii)            Exercise all rights and remedies available to Lender under the Loan Documents or at Law or equity, including all remedies provided under the UCC, all of which rights and remedies shall be cumulative and nonexclusive to the extent permitted by law, including, without limitation, the following:

(1)               Lender shall have all rights and remedies provided by Law, including but not limited to those of a Lender under the UCC as in effect in the States of New York and Delaware on the date hereof and as amended hereafter, in addition to the rights and remedies provided herein or in the Loan Documents. Lender may, in its sole discretion, require any Loan Party to assemble the Collateral and make it available to Lender at a place to be designated by Lender that is reasonably convenient to such Loan Party and Lender, and without notice except as specified below, dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable. If notice of disposition of Collateral is required by Law, ten (10) days prior notice by Lender to the applicable Loan Party designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made shall be deemed to be reasonable notice thereof, and such Loan Party waives any other notice. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Upon the sale of Collateral at any public or private sale, Lender may credit bid and purchase (as determined by Lender in its sole discretion) all or any portion of the Collateral. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy in an action against any Loan Party, such Loan Party waives the posting of any bond which might otherwise be required. All Lender’s rights and remedies shall be cumulative and none are exclusive. Whether or not default has occurred, all payments made by or on behalf of Borrower and all credits due any Loan Party under this Agreement and under any other Loan Document between any Loan Party and Lender may be applied to the Obligations in whatever order and amounts Lender chooses subject to the terms of this Agreement and applicable Law.

(2)              All cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Lender, be held by Lender as collateral for, or then or at any time thereafter applied in whole or in part by Lender against, all or any part of the Obligations in such order as Lender shall elect. Any surplus of such cash or cash proceeds held by Lender and remaining after payment in full of all the Obligations shall be paid over to the applicable Loan Party or to whomsoever may be lawfully entitled to receive such surplus.

(3)              Lender may exercise any and all rights and remedies of each Loan Party under or in respect of the Collateral.

(4)                All payments received by any Loan Party under or in respect of the Collateral shall be received in trust for the benefit of Lender, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement).

(5)                Whether or not an Event of Default shall have occurred, if any Loan Party fails to perform any agreement contained herein, Lender may, in its sole discretion, itself perform, or cause performance of, such agreement, and the reasonable expenses of Lender incurred in connection therewith shall be payable by such Loan Party. The powers conferred upon Lender hereunder are solely for the protection of its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.

(6)                Except for the safe custody of any Collateral in its possession and the accounting for monies actually received by it hereunder, Lender shall have no duty as to any Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Lender accords its own property.

(b)                Lender may cause the Collateral to remain on any Loan Party’s premises, at such Loan Party’s expense, pending sale or other disposition thereof. Lender shall have the right to conduct such sales on such Loan Party’s premises or elsewhere, at such Loan Party’s expense, on such occasions as Lender may see fit, and such Loan Party, at Lender’s request, will, at such Loan Party’s expense, assemble the Collateral and make it available to Lender at such place(s) as Lender may reasonably designate from time to time. Any sale, lease or other disposition by Lender of the Collateral, or any part thereof, may be for cash or other value. Each Loan Party shall execute and deliver, or cause to be executed and delivered, such instruments, documents, assignments, deeds, waivers, certificates and affidavits and take such further action as Lender shall reasonably require in connection with such sale, and such Loan Party hereby constitutes Lender as its attorney-in-fact to execute any such instrument, document, assignment, deed, waiver, certificate or affidavit on behalf of such Loan Party and in its name. At any sale of the Collateral, the Collateral to be sold may be sold in one lot as an entirety or in separate lots as Lender may determine Lender shall not be obligated to make any sale of any Collateral if it determines not to do so, regardless of the fact that notice of sale was given. Lender may, without notice or publication, adjourn any public or private sale or cause the sale to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. In case any sale of Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Lender until the sale price is paid, but Lender shall not incur any liability if any purchaser fails to pay for any Collateral so sold and, in case of any such failure, such Collateral may be sold again. At any public sale, Lender (i) may bid for or purchase the Collateral offered for sale, free (to the extent permitted by Law) from any rights of redemption, stay or appraisal on the part of any Loan Party with respect to the Collateral; (ii) make payment on account thereof by using any claim then due and payable to Lender from Borrower as a credit against the purchase price; and (iii) upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to such Loan Party therefor. Each Loan Party acknowledges that portions of the Collateral may be difficult to preserve and dispose of and may be subject to complex maintenance and management; accordingly, Lender shall have the widest possible latitude in the exercise of its rights and remedies hereunder.

(c)                Any notice required to be given by Lender with respect to any of the Collateral, which notice is given pursuant to Article XI and deemed received pursuant to Article XI at least ten (10) Business Days before a sale, lease, disposition or other intended action by Lender, shall constitute fair and reasonable notice to the applicable Loan Party of any such action. A public sale in the following fashion shall be conclusively presumed to be reasonable if (i) the sale is held in a county where any part of the Collateral is located or in which any Loan Party has a place of business; (ii) the sale is conducted by auction, but it need not be by a professional auctioneer; (iii) any Collateral is sold as is and without any preparation for sale; and (iv) such Loan Party is given notice of such public sale pursuant to the preceding sentence.

(d)                Lender shall have no obligation (i) to preserve any rights to the Collateral against any Person; (ii) to make any demand upon or pursue or exhaust any rights or remedies against any Loan Party or others with respect to payment of the Obligations; (iii) to pursue or exhaust any rights or remedies with respect to any of the Collateral or any other security for the Obligations; or (iv) to marshal any assets in favor of any Loan Party or any other Person against or in payment of any or all of the Obligations.

(e)                Each Loan Party recognizes that one or more Laws may limit the flexibility desired to achieve a more commercially reasonable disposition of Collateral, and it is intended that consideration of such Laws be taken into account in determining commercial reasonableness.

(f)                 Each Loan Party is aware that Section 9-610 of the UCC states that Lender is able to purchase the pledged Equity Interests of such Loan Party only if they are sold at a public sale. Each Loan Party is also aware that SEC staff personnel have, over a period of years, issued various No Action Letters that describe procedures which, in the view of the SEC staff, permit a foreclosure sale of securities to occur in a manner that is public for purposes of Part 6 of Article 9 of the UCC, yet not public for purposes of Section 4(2) of the Securities Act of 1933 (as amended from time to time). Each Loan Party is also aware that Lender may wish to purchase the pledged Equity Interests that are sold at a foreclosure sale, and such Loan Party believes that such purchase would be appropriate in circumstances in which the pledged Equity Interests are sold in conformity with the principles set forth in the No Action Letters. Each Loan Party specifically agrees that a foreclosure sale conducted in conformity with the principles set forth in the No Action Letters (i) shall be considered to be a “public” sale for purposes of Section 9-610 of the UCC; (ii) will not be considered commercially unreasonable solely by virtue of the fact that Lender has not registered or sought to register the Equity Interests under the securities Laws; even if such Loan Party agrees to pay all costs of the registration process; and (iii) shall be considered to be commercially reasonable notwithstanding that Lender purchases the pledged Equity Interests at such a sale.

(g)                Each Loan Party shall pay to Lender, on demand and as part of the Obligations, all reasonable costs and expenses, including court costs and costs of sale, incurred by Lender in exercising any of its rights or remedies hereunder.

SECTION 10.02.                   Power of Attorney. Each Loan Party hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to (a) endorse such Loan Party’s name on any checks or other forms of payment or security; (b) make, settle, and adjust all claims under such Loan Party’s insurance policies; (c) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (d) Transfer the Collateral into the name of Lender or a third party as the UCC permits; and (e) to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral. Lender’s foregoing appointment as such Loan Party’s attorney-in-fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to extend credit terminates.

SECTION 10.03.                   Protective Payments. If any Loan Party fails to obtain the insurance required hereunder or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and are immediately due and payable, bearing interest at the Default Rate and secured by the Collateral. Lender will make reasonable efforts to provide such Loan Party with notice of Lender’s obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

SECTION 10.04.                   Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession to the Obligations in such order as Lender shall determine in its sole and exclusive discretion. Subject to the terms of the SPE Operating Agreement or any other Loan Document, any surplus shall be paid to the applicable Loan Party or other Persons legally entitled thereto; provided, that the Loan Parties shall remain liable to Lender for any deficiency. If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

SECTION 10.05.                   No Waiver; Remedies Cumulative.

(a)                Lender’s failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the UCC, by Law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at Law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

(b)                In the event that the Lender enforce rights or remedies against any Non-Assigned Patents, Lender shall (1) grant, and does hereby grant, to Parent and its Subsidiaries, as applicable, a perpetual, irrevocable, non-sublicensable, non-terminable, non-exclusive, royalty-free, worldwide license to the Non-Assigned Patents of scope consistent with the licenses provided by Borrower on the Closing Date under the Patent License Agreement (Loan Parties) (including the right to exercise all rights under the Non-Assigned Patents), which license shall be binding on any third party transferee or any other person or entity that acquires rights in such Non-Assigned Patents (by foreclosure or otherwise) at any time following such exercise of rights or remedies, and (2) require as a condition to the effectiveness of any such transfer or assignment (by foreclosure or otherwise) of such Non-Assigned Patents, rights in such Non-Assigned Patents, that the applicable transferee or assignee acknowledge and agree to the non-revocable grant to Parent and its Subsidiaries of the perpetual license of the type described in the immediately preceding clause (1), which acknowledgement and agreement by such transferee or assignee shall be made in a writing, signed by a duly authorized officer of such transferee or assignee, made to and for the express benefit of Parent and its Subsidiaries, as applicable.

ARTICLE XI.   NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by email or fax transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand- delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Parent, Borrower or Lender may change its mailing or email address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article XI.

If to Borrower

or Parent or

any Loan Party:    c/o SuperCom, Inc.

200 Park Avenue South

9th Floor

New York, NY 10003

Attention: Ordan Trabelsi

Email: ordan@supercom.com

With a copy to:    Shiboleth LLP

One Penn Plaza, Suite 2527

New York, NY 10119

Attention: Moty Ben Yona, Esq.

Email: MotyB@Shiboleth.com

If to Lender:         DBFIP SCL LLC.

c/o Fortress Investment Group

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention: General Counsel — Credit Funds

Fax No.: 917-639-9672

Email: gc.credit@fortress.com

With a copy to:    Alston & Bird LLP

2828 N. Harwood Street, Suite 1800

Dallas, TX 75201

Attn: Kate K. Moseley, Esq.

Fax: (214) 922-3874

Email: kate.moseley@alston.com

ARTICLE XII.   GOVERNING LAW. SUBMISSION TO JURISDICTION. JURY TRIAL WAIVER. AND JUDICIAL REFERENCE

SECTION 12.01.                   Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of law, except Sections 5-1401 and 5-1402 of the New York General Obligations Law. The Loan Parties hereby irrevocably submit to the nonexclusive jurisdiction of any New York State or Federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document, and the Loan Parties hereby agree and consent that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of New York may be made by certified or registered mail, return receipt requested, or overnight mail with a reputable national carrier, directed to the Parent or Borrower at the address indicated above, and service so made shall be complete five (5) days after the same shall have been so mailed (one day in the case of an overnight mail service).

SECTION 12.02.                   Jury Trial Waiver. EACH OF THE LOAN PARTIES AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH LOAN PARTY AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH LOAN PARTY AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

SECTION 12.03.                   Additional Waivers in the Event of Enforcement. EACH LOAN PARTY HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF LENDER UNDER THIS AGREEMENT, ANY AND EVERY RIGHT SUCH LOAN PARTY MAY HAVE TO (A) INJUNCTIVE RELIEF; (B) INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN COMPULSORY COUNTERCLAIMS); AND (C) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT GUARANTOR FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST LENDER WITH RESPECT TO ANY ASSERTED CLAIM.

ARTICLE XIII.   GENERAL PROVISIONS

SECTION 13.01.                   Successors and Assigns. The Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided, however, that no Loan Party may assign or transfer its interest hereunder or thereunder. Lender reserves the right to sell, assign, Transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents (other than the Warrant, as to which assignment, Transfer and other such actions are governed by the terms of the Warrant). Each such assignment shall be recorded in the Register and each such participation shall be recorded in the Participant Register. With respect to participations, each Loan Party agrees that each participant shall be entitled to the provisions of Section 2.03, subject to the requirements and limitations therein (it being understood that any documentation required under Section 2.03(e) shall be delivered to Lender), to the same extent as if it had acquired its interest by assignment.

SECTION 13.02.                   Costs and Expenses; Indemnification.

(a)                Lender Expenses. Borrower shall pay Lender Expenses in accordance with Section 2.02(b) and upon request by Lender.

(b)                Indemnification by Loan Parties. Each Loan Party shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Lender Expenses), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents; (ii) a Term Loan or other extension of credit or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 2.03(c), this Section 13.02(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and the each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, a Term Loan or other extension of credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with any Loan Document or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)                Payments. Except as otherwise provided in this Agreement, all amounts due under this Section shall be payable not later than ten (10) Business following demand therefor.

(e)                Survival. The agreements and indemnity provisions in this Section shall survive the repayment, satisfaction or discharge of all the other Obligations.

SECTION 13.03.                   Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

SECTION 13.04.                   Severability of Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of the Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.05.                   Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, or any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

SECTION 13.06.                   Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

SECTION 13.07.                   Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms, and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.

SECTION 13.08.                   Confidentiality.

(a)                Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and their respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any governmental or other regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the Financial Industry Regulatory Authority or National Association of Insurance Commissioners); provided, unless specifically prohibited by applicable Law or court order, Lender shall make reasonable efforts to notify Borrower of any request by any such governmental or regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of Lender by such governmental or regulatory authority) for disclosure of any such non-public information prior to disclosure of such information; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, unless specifically prohibited by applicable Law or court order, Lender shall make reasonable efforts to notify Borrower of any such disclosure of any such non-public information prior to disclosure of such information; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement; (g) on a confidential basis to (x) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder; or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section; or (y) becomes available to the Lender from a source other than any Loan Party. In addition to the foregoing, Lender agrees to comply with the confidentiality requirements of any license or other agreement relating to any Patents with respect to any such agreement set forth on the Schedules hereto, as in effect on the date hereof, provided that prior to the date hereof Borrower has delivered to Lender a true and correct copy of each such agreement and, in connection therewith, informed Lender of the confidentiality provisions thereof.

For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries or Parent’s or any such Subsidiary’s directors, officers, employees, trustees, investment advisors or agents, including accountants and legal counsel relating to Parent or any such Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by Parent or any such Subsidiary, provided that, in the case of information received from Parent or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than reasonable care.

(b)                Lender acknowledges that (a) the Information may include material non-public information concerning Parent or a Subsidiary of Borrower, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Laws, including all securities Laws.

(c)                Unless required under applicable Law, regulatory authority or legal process, neither Parent nor any of its Subsidiaries shall not make any public announcement or similar publicity related to this Agreement or the transactions contemplated herein without the prior written consent of Lender.

SECTION 13.09.                   Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable Law, including any state Law based on the Uniform Electronic Transactions Act.

SECTION 13.10.                   Register. The Borrower shall maintain at its offices at 200 Park Avenue South, 9th Floor, New York, NY 10003 a copy of each Transfer of an interest in the Notes by Lender delivered to it and a register for the recordation of the names and addresses of Lender and any assignee Lender and principal amounts of the Term Loans owing to, Lender or any assignee Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Lender and any assignee Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Lender and any assignee Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.10 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

SECTION 13.11.                   Participant Register. Lender shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Notes) to any Person except Borrower.

SECTION 13.12.                   Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

SECTION 13.13.                   Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

SECTION 13.14.                   Relationship. The relationship between the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

SECTION 13.15.                   Third Parties. Nothing in this Agreement, whether express or implied, is intended to (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

SECTION 13.16.                   Payments Set Aside. To the extent that any payment applied to any Obligation (including any payment by way of setoff) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 13.17.                   Right of Setoff. If an Event of Default has occurred and is continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether Lender has made demand under any Loan Document. Lender’s rights under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender shall endeavor to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 13.18.                   Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”) If the Lender receives interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

SECTION 13.19.                   Securitization of Loans; Appointment of Agent.

(a)                Each of Borrower and Parent hereby acknowledges that the Lender and its Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Term Loans as collateral security for loans to the Lenders or its Affiliates or through the sale of the Term Loans or the issuance of direct or indirect interests in the Term Loans. Each of Borrower and Parent shall cooperate with the Lender and its Affiliates to effect the Securitization including, without limitation, by (i) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lender in connection with the Securitization; provided that (A) any such amendment or additional documentation does not impose material additional costs on the Borrower or Parent and (B) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrower or Parent under the Loan Documents or change or affect in a manner adverse to the Borrower and Parent the financial terms of the Term Loans; (ii) providing such information as may be reasonably requested by the Lender in connection with the rating of the Term Loans or the Securitization; and (iii) providing in connection with any rating of the Term Loans a certificate (A) agreeing to indemnify each of Lender and its Affiliates, any Rating Agencies rating the Term Loans, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or “liabilities” (the “Liabilities”) to which such Lender, its Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact by the Borrower or any Affiliate of the Borrower contained in any Loan Document or in any writing delivered by or on behalf of the Borrower or any Affiliate of the Borrower to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission by the Borrower or any Affiliate of the Borrower to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by any Lender or its successors or assigns of the Term Loans and (B) agreeing to reimburse each Lender and its Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

(b)                The Lender shall have the right, in consultation with the Borrower and at Borrower’s expense, to appoint an administrative agent and/or a collateral agent, which appointment shall be mutually acceptable to the Lender and the Borrower, on terms and conditions to be mutually agreed.

SECTION 13.20.                   Certain Tax Matters. The parties acknowledge and agree that the Initial Term Loan and Warrant are part of an “investment unit” within the meaning of Code Section 1273(c)(2). Notwithstanding anything to the contrary contained herein or in any other agreement, each party further acknowledges and agrees that for United States federal, state and local income tax purposes, (i) the aggregate fair market value of the Warrant being issued to or purchased by Lender or its Affiliates shall equal $[●], (ii) the aggregate fair market value of the interest in SuperCom IP LLC being issued to or purchased by Lender or its Affiliates shall equal $[●], (iii) the aggregate fair market value of the Parent Equity Interests being issued to or purchased by Lender or its Affiliates shall equal $[●], and (iv) the aggregate “issue price” of the Initial Term Loan shall equal $[●], for purposes of Code Section 1273(b). Company agrees to use such fair market values and issue price for U.S. federal income tax purposes with respect to the aforementioned transactions. The parties agree to file all United States federal, state and local income tax returns consistent with the foregoing fair market values and issue price.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:	SUPERCOM INC.,
a Delaware corporation

By:
Name:
Title:

PARENT:	SUPERCOM LTD.
an Israeli company

By:
Name:
Title:

SPE GUARANTOR:	SUPERCOM IP LLC
a __________________

By:
Name:
Title:

[Signature Page to Credit Agreement]

LENDER:	DBFIP SCL LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Credit Agreement]